UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14C

(Rule 14c-101)

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2)).

☐	Definitive Information Statement

BIG CITY RADIO, INC.
(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
Class A common stock, par value $0.01 per share, and Class B common stock, par value $0.01 per share
	(2)	Aggregate number of securities to which transaction applies:
14,477,275 (6,226,817 shares of Class A common stock and 8,250,458 shares of Class B common stock)
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            $24,400,000 (estimated aggregate value of the cash, securities and other property to be distributed to security holders) (estimated solely for purposes of calculating the filing fee pursuant to Rule 0-11(c) (2))

	(4)	Proposed maximum aggregate value of transaction:
N/A
	(5)	Total fee paid:
$1,974

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Big City Radio, Inc.

1888 Century Park East Suite 212

Los Angeles, California 90067

             , 2003

Information Statement

We Are Not Asking You for a Proxy and You are Requested Not to Send Us a Proxy.

Dear fellow stockholder:

Big City Radio is sending you this information statement to furnish you with information about the adoption of a plan providing for the complete liquidation and dissolution of Big City Radio. Under this plan, Big City Radio will:

•	file a certificate of dissolution with the Delaware Secretary of State;

•	cease conducting normal business operations, except as may be required to wind up its business affairs;

•	determine whether and when to transfer its property and assets, other than cash or cash equivalents, to a liquidating trust;

•	attempt to convert all of its remaining assets into cash or cash equivalents in an orderly fashion, with such exceptions as the board of directors may approve;

•	pay or attempt to provide adequately for the payment of all of its known claims and obligations;

•	if determined to be appropriate, establish a contingency reserve designed to satisfy any additional claims and obligations; and

•	distribute all of its remaining assets, if any, in one or more liquidating distributions on a pro rata basis to or for the benefit of its stockholders as of the applicable record date or dates.

Big City Radio sold all of its operating assets from April through November 2003 to raise the funds necessary to pay the principal and interest on its 11¼% senior discount notes due 2005. Following the sale of substantially all of these assets, Big City Radio’s board of directors considered various strategic alternatives for Big City Radio, but determined that the complete liquidation and dissolution of Big City Radio was the alternative most likely to maximize stockholder value. The board of directors has unanimously approved the plan of complete liquidation and dissolution and determined that the plan is in the best interests of Big City Radio, its stockholders and its creditors.

Big City Radio has obtained stockholder approval of the plan by the written consent of the holders of a majority of the voting power of Big City Radio’s common stock in accordance with the requirements of Delaware law and Big City Radio’s certificate of incorporation. No further vote or consent of any other stockholder of Big City Radio is necessary to approve the plan. Big City Radio may first take corporate action in accordance with the stockholder approval by filing a certificate of dissolution with the Delaware Secretary of State not less than 20 days after this information statement is first mailed to its stockholders. This information statement also serves as notice to stockholders under Delaware law of the approval by less than unanimous written consent of Big City Radio’s stockholders.

You are urged to review carefully this information statement to consider how the matters discussed will affect you.

You should carefully consider the “Risk Factors” section beginning on page 6 of this information statement.

Big City Radio’s board of directors would like to express its appreciation for your continued interest in Big City Radio.

Sincerely,

Stuart Subotnick

Chairman of the Board of Directors

This information statement dated                 , 2003 is first being mailed on or about                     , 2003.

i

SUMMARY TERM SHEET

This summary term sheet is intended to give you a summary description of the material aspects of the plan of complete liquidation and dissolution described in this information statement. We refer to the plan in this information statement as the “plan of dissolution.” This summary term sheet is qualified in its entirety by the more detailed information contained elsewhere in this information statement and the attached annexes. You should review this information statement and the attached annexes so that you can gain a more complete understanding of the plan of dissolution.

Plan of Dissolution (See page 9)

On August 22, 2003, Big City Radio’s board of directors unanimously adopted and approved the plan of dissolution for Big City Radio. Big City Radio obtained stockholder approval of the plan of dissolution on November 13, 2003 by the written consent of the holders of a majority of the voting power of Big City Radio’s common stock in accordance with the requirements of Delaware law and Big City Radio’s certificate of incorporation. Under the plan of dissolution, Big City Radio will:

•	file a certificate of dissolution with the Delaware Secretary of State;

•	cease conducting normal business operations, except as may be required to wind up its business affairs;

•	determine whether and when to transfer its property and assets, other than cash or cash equivalents, to a liquidating trust;

•	attempt to convert all of its remaining assets into cash or cash equivalents in an orderly fashion, with such exceptions as the board of directors may approve;

•	pay or attempt to provide adequately for the payment of all of its known claims and obligations;

•	if determined to be appropriate, establish a contingency reserve designed to satisfy any additional claims and obligations; and

•	distribute all of its remaining assets, if any, in one or more liquidating distributions on a pro rata basis to or for the benefit of its stockholders as of the applicable record date or dates.

Dissolution Process (See page 13)

Big City Radio’s board of directors currently intends to follow the procedures set forth in Section 281(b) of the Delaware General Corporation Law for the liquidation and dissolution of Big City Radio. These procedures require Big City Radio to:

•	pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims, known to Big City Radio;

•	make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against Big City Radio which is the subject of any pending action, suit or proceeding to which Big City Radio is a party; and

•	make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to Big City Radio or that have not arisen but that, based on the facts known to Big City Radio, are likely to arise or to become known within ten years after the date of dissolution.

Before Big City Radio makes any distribution to its stockholders under the plan of dissolution, the board of directors may determine that it is in the best interests of Big City Radio, its stockholders and its creditors to effectuate the dissolution in accordance with the alternative procedures set forth in Sections 280 and 281(a) of the Delaware General Corporation Law instead of those prescribed by Section 281(b). These alternative procedures would require Big City Radio to publish and deliver notice of dissolution to potential claimants, settle claims and post security as ordered by the Delaware Court of Chancery. A decision by Big City Radio’s board of directors to proceed under Sections 280 and 281(a) instead of Section 281(b) could cause a substantial delay in any distributions to Big City Radio’s stockholders.

Reasons for the Plan (See page 9)

Big City Radio’s board of directors adopted the plan of dissolution following the sale by Big City Radio of substantially all of its operating assets and upon the board’s determination that the complete liquidation and dissolution of Big City Radio was the strategic alternative most likely to maximize stockholder value. From April through November 2003, Big City Radio completed the sale of all of its radio stations. Big City Radio undertook these asset sales as part of an auction process to raise the funds necessary to pay the principal and interest on its 11¼% senior discount notes due 2005. Noteholders had accelerated payment of the notes as a result of defaults by Big City Radio under the notes. Big City Radio has paid approximately $195.4 million from the aggregate net cash proceeds from the asset sales and other sources to the paying agent for the notes.

Distributions to Stockholders (See page 16)

Big City Radio’s board of directors will determine, in its sole discretion and in accordance with applicable law, the timing, amount and nature of, and the record dates for, distributions, if any, that Big City Radio will make to its stockholders pursuant to the plan of dissolution. Because of uncertainties concerning the ultimate net value of Big City Radio’s non-cash assets, including its holdings of Class A common stock of Entravision Communications Corporation, and the amount of any unforeseen claims and obligations it may incur, Big City Radio cannot currently predict the aggregate net value of its assets that may be available for distribution to stockholders. Although the board of directors has not yet established a timetable for distributions, if any, to its stockholders, the board of directors will, subject to uncertainties inherent in winding up Big City Radio’s business, make any such distributions as promptly as practicable after December 31, 2003.

Amendment and Abandonment of Plan of Dissolution (See page 17)

Under the plan of dissolution, if Big City Radio’s board of directors determines that the liquidation and dissolution of Big City Radio are not in the best interests of Big City Radio, its stockholders and its creditors, the board of directors may, to the full extent permitted by Delaware law, direct that the plan of dissolution and the transactions contemplated by the plan of dissolution be abandoned without further stockholder approval. The board of directors also may, to the full extent permitted by Delaware law, amend or modify the plan of dissolution without further stockholder approval if the board of directors determines that the amendment or modification is in the best interests of Big City Radio, its stockholders and its creditors.

Material Federal Income Tax Consequences (See page 19)

Distributions to Big City Radio’s stockholders pursuant to the plan of dissolution will be taxable to Big City Radio’s U.S. stockholders for U.S. federal income tax purposes. U.S. stockholders will realize taxable gain or loss on any such distributions.

Risk Factors (See page 6)

The dissolution of Big City Radio involves a number of risks, including the risks that:

•	Big City Radio and its stockholders will not know the timing, amount or nature of any distributions to stockholders;

•	Big City Radio’s principal remaining asset is common stock of a publicly-traded company, the value of which is subject to market fluctuations and could decrease due to factors beyond Big City Radio’s control;

•	Big City Radio’s stockholders may be liable to Big City Radio’s creditors for part or all of the amount received from Big City Radio in dissolution if Big City Radio’s reserves are inadequate; and

•	Big City Radio’s stockholders may not be able to buy or sell shares of Big City Radio Class A common stock after Big City Radio closes its stock transfer books on the final record date.

You should read and consider carefully the information about these and other risks set forth under the caption “Risk Factors” beginning on page 6.

QUESTIONS AND ANSWERS ABOUT PLAN OF DISSOLUTION

Q.	What alternatives to the plan of dissolution did the board of directors consider? (See page 11)

A.	The board of directors approved the plan of dissolution on August 22, 2003 following the sale by Big City Radio of substantially all of its operating assets. Among the alternatives to the plan of dissolution, the board of directors considered deploying Big City Radio’s remaining assets into new operations or seeking to enter into a new business that would offer acceptable growth and earnings prospects. The board of directors determined that the plan of dissolution was more likely than these alternatives to maximize stockholder value.

Q.	When will the stockholders receive any payment from the dissolution? (See page 16)

A.	Although the board of directors has not yet established a timetable for distributions, if any, to its stockholders, the board of directors will, subject to uncertainties inherent in winding up Big City Radio’s business, make any such distributions as promptly as practicable after December 31, 2003. The timing of any distributions after December 31, 2003 will depend on Big City Radio’s ability to pay or provide for the payment of its claims and obligations. The existence of claims and obligations may require Big City Radio to establish a contingency reserve, which could delay any distribution to stockholders until the claims are resolved. Distributions also could be delayed if the board of directors determines that it is in the best interests of Big City Radio, its stockholders and its creditors to effectuate the dissolution in accordance with the alternative procedures set forth in Sections 280 and 281(a) of the Delaware General Corporation Law instead of those prescribed by Section 281(b). The alternative procedures would require that any distribution be subject to prior completion of proceedings in the Delaware Court of Chancery.

Q.	What amount will stockholders receive from Big City Radio’s dissolution? (See page 16)

A.	As of the date of this information statement, Big City Radio cannot predict with certainty the amount, if any, it may have available for distribution to its stockholders. The amount available for distribution, if any, will depend principally upon:

•	the value of Big City Radio’s holdings of shares of Class A common stock of Entravision Communications Corporation, a publicly-traded company, which is subject to market fluctuations; and

•	the amount of any unforeseen claims and obligations Big City Radio may incur.

In addition, Big City Radio will continue to incur claims, obligations and expenses after Big City Radio files a certificate of dissolution with the Delaware Secretary of State. These claims, obligations and expenses will reduce the amount available for distribution to stockholders. The value of any distributions per share of Big City Radio’s Class A common stock may not equal or exceed the price or prices at which the Class A common stock has recently traded or may trade in the future.

Q.	In what form will Big City Radio make any distributions to stockholders? (See page 16)

A.	If any distributions are made to stockholders, such distributions could consist of cash, shares of Entravision Class A common stock, or a combination of both. Big City Radio has not yet determined to what extent it will liquidate Big City Radio’s holdings of Entravision Class A common stock. Instead of selling all of the shares of Entravision Class A common stock, Big City Radio may elect to distribute some of those shares to Big City Radio’s stockholders.

Q.	How will the plan of dissolution affect my ability to sell my shares of Big City Radio common stock? (See pages 15 and 27)

A.	Big City Radio intends to delist its Class A common stock from the American Stock Exchange and to close its stock transfer books and discontinue recording transfers of its common stock on the date on which Big City Radio files its certificate of dissolution with the Delaware Secretary of State. This filing is expected to occur on or about 20 days after this information statement is first mailed to stockholders. After this date, there will be no further trading of the Class A common stock on the American Stock Exchange and Big City Radio will not record any further transfers of its common stock on the books of Big City Radio except by will, intestate succession, or operation of law.

Q.	Will there be a stockholder meeting or vote to approve the plan of dissolution of Big City Radio? (See page 8)

A.	No. Big City Radio already has obtained stockholder approval of the plan of dissolution by the written consent of the holders of a majority of the voting power of Big City Radio’s common stock in accordance with the requirements of Delaware law and Big City Radio’s certificate of incorporation. No further vote or consent of any other stockholder of Big City Radio is necessary to approve the plan of dissolution. Accordingly, Big City Radio is not soliciting any stockholder votes or consents by this information statement. Big City Radio may first take corporate action in accordance with the stockholder approval by filing a certificate of dissolution with the Delaware Secretary of State not less than 20 days after this information statement is first mailed to stockholders. This information statement also serves as notice to stockholders under Section 228 of the Delaware General Corporation Law of the approval of the plan of dissolution by less than unanimous written consent of Big City Radio’s stockholders. BIG CITY RADIO IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND BIG CITY RADIO A PROXY.

Q.	What do I need to do now? (See page 8)

A.	You should review carefully this information statement to consider how the matters discussed will affect you.

Q.	Am I entitled to appraisal rights? (See page 18)

A.	No. Under Delaware law, which governs Big City Radio and the rights of its stockholders, stockholders are not entitled to appraisal rights or other rights to demand fair value for their shares of Big City Radio common stock by reason of the approval of the plan of dissolution.

Q.	Where can I find more information about Big City Radio? (See page 35)

A.	More information about Big City Radio is available from various sources described in this information statement under “Where You Can Find More Information.”

Q.	Who can help answer my additional questions? (See page 35)

A.	If you have any additional questions about the plan of dissolution, or would like additional copies of this information statement, you should contact:

Big City Radio, Inc.

1888 Century Park East

Suite 212

Los Angeles, California 90067

Attention: Paul R. Thomson

Telephone: (310) 556-2489

RISK FACTORS

You should carefully consider the following risk factors together with all of the other information contained in this information statement.

Big City Radio and its stockholders will not know the timing, amount or nature of any distributions to stockholders.

Big City Radio’s board of directors is currently unable to predict the timing, amount or nature of, and the record dates for, distributions, if any, to its stockholders pursuant to the plan of dissolution. As a result, Big City Radio’s stockholders will not know the timing, amount or nature of any distributions. Big City Radio will continue to incur claims, obligations and expenses after Big City Radio files a certificate of dissolution with the Delaware Secretary of State. Any available cash and any amounts received on the sale of assets used to provide for Big City Radio’s claims and obligations will reduce cash and other assets available for distribution to Big City Radio’s stockholders.

Big City Radio’s principal remaining asset is common stock of a publicly-traded company, the value of which is subject to market fluctuations and could decrease due to factors beyond Big City Radio’s control.

Big City Radio’s principal remaining asset consists of approximately              shares of Class A common stock of Entravision Communications Corporation as of the date of this information statement. Big City Radio acquired these shares in April 2003 as part of the consideration for the sale of its Los Angeles area radio stations to Entravision. Based on the closing sale price of Entravision Class A common stock of $             as reported by The New York Stock Exchange on             , 2003, the last full trading day before the date of this information statement, the shares of Entravision Class A common stock held by Big City Radio had an aggregate value of approximately $             million. For so long as Big City Radio holds shares of Entravision Class A common stock, Big City Radio will be subject to the risk that the market price of the shares may decline as a result of changes in the business, operations or prospects of Entravision, general market and economic conditions and other factors beyond Big City Radio’s control. Any decrease in the value of the shares of Entravision Class A common stock will reduce the value of Big City Radio’s assets available to satisfy its claims and obligations and ultimately the value of its assets available for distribution to its stockholders.

Big City Radio’s stockholders may be liable to Big City Radio’s creditors for part or all of the amount received from Big City Radio if reserves are inadequate.

Big City Radio may establish a contingency reserved designed to satisfy any additional claims and obligations that may arise. Any contingency reserve may not be adequate to cover all of Big City Radio’s claims and obligations. Under Delaware law, if Big City Radio fails to create an adequate contingency reserve for payment of its claims and obligations during the three-year period after Big City Radio files a certificate of dissolution with the Delaware Secretary of State, each stockholder could be held liable for payment to Big City Radio’s creditors of such stockholder’s pro rata share of amounts owed to creditors in excess of the contingency reserve. The liability of any stockholder would be limited to the amounts previously received by such stockholder in dissolution from Big City Radio and from any liquidating trust or trusts. Accordingly, in such event, a stockholder could be required to return part or all of the distributions previously made to such stockholder, and a stockholder could receive nothing from Big City Radio under the plan of dissolution. Moreover, if a stockholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount could result in a situation in which a stockholder may incur a net tax cost if the repayment of the amount previously distributed does not cause a commensurate reduction in taxes payable in an amount equal to the amount of the taxes paid on amounts previously distributed.

Big City Radio’s stockholders may not be able to buy or sell shares of Big City Radio common stock after Big City Radio closes its stock transfer books on the final record date.

Big City Radio intends to delist its Class A common stock from the American Stock Exchange and to close its stock transfer books and discontinue recording transfers of its common stock on the date on which Big City Radio files its certificate of dissolution with the Delaware Secretary of State. This filing which is expected to occur on or about 20 days after this information statement is first mailed to stockholders. After this final record date, there will be no further trading of the Class A common stock on the American Stock Exchange and Big City Radio will not record any further transfers of its common stock on the books of Big City Radio except by will, intestate succession, or operation of law. Therefore, shares of Big City Radio common stock will not be freely transferable nor issuable upon exercise of outstanding options after the final record date. All liquidating distributions from a liquidating trust, if any, or from Big City Radio after the final record date will be made to Big City Radio’s stockholders pro rata according to their respective holdings of common stock as of the final record date.

APPROVAL OF PLAN OF DISSOLUTION BY BIG CITY RADIO STOCKHOLDERS

Big City Radio has obtained stockholder approval of the plan of dissolution by the written consent of the holders of a majority of the voting power of Big City Radio’s common stock in accordance with the requirements of Delaware law and Big City Radio’s certificate of incorporation. No further vote or consent of any other stockholder of Big City Radio is necessary to approve and adopt the plan of dissolution. Accordingly, Big City Radio is not soliciting any stockholder votes or consents by this information statement. Big City Radio may first take corporate action in accordance with the stockholder approval by filing a certificate of dissolution with the Delaware Secretary of State not less than 20 days after this information statement is first mailed to stockholders. BIG CITY RADIO IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND BIG CITY RADIO A PROXY.

At a meeting held on August 22, 2003, Big City Radio’s board of directors unanimously approved the plan of dissolution and determined that the plan of dissolution is in the best interests of Big City Radio, its stockholders and its creditors. Big City Radio’s board of directors also recommended that the stockholders of Big City Radio authorize, adopt and approve the plan of dissolution.

Section 275 of the Delaware General Corporation Law permits a Delaware corporation to dissolve if the plan of dissolution is approved by the holders of a majority of the voting power of the outstanding capital stock of the corporation entitled to vote on the plan of dissolution. Pursuant to Big City Radio’s certificate of incorporation, the holders of Big City Radio’s Class A common stock are entitled to one vote per share on all matters voted upon by Big City Radio’s stockholders and the holders of the Class B common stock are entitled to ten votes per share on all matters voted upon by Big City Radio’s stockholders. In addition, Big City Radio’s certificate of incorporation provides that, except for the election and removal of directors and as otherwise required by law, the holders of Class A common stock and Class B common stock vote together as one class.

On November 13, 2003, Stuart Subotnick, Anita Subotnick and Subotnick Partners, L.P. executed and delivered to Big City Radio a written consent approving the plan of dissolution. As of that date, Big City Radio had outstanding 6,226,817 shares of Class A common stock and 8,250,458 shares of Class B common stock. Stuart Subotnick, Anita Subotnick and Subotnick Partners, L.P. consented in respect of the 8,200,458 shares of Class B common stock owned by them, which represented approximately 92.5% of the combined voting power of the Class A common stock and Class B common stock. A copy of the foregoing written consent is attached as Annex A to this information statement. As a result, in accordance with Delaware law and Big City Radio’s certificate of incorporation, the plan of dissolution was approved and adopted by the holders of a majority of the voting power of the outstanding shares of common stock of Big City Radio entitled to vote on these matters.

This information statement also serves as notice to stockholders under Section 228 of the Delaware General Corporation Law of the approval of the plan of dissolution by less than unanimous written consent of Big City Radio’s stockholders.

PLAN OF DISSOLUTION

General

In connection with the plan of dissolution, Big City Radio expects that it will file a certificate of dissolution with the Delaware Secretary of State on or about 20 days after this information statement is first mailed to Big City Radio’s stockholders. Thereafter, Big City Radio will cease conducting normal business operations, except as may be required to wind up its business affairs and to proceed with the liquidation and dissolution.

Background and Reasons for the Plan of Dissolution

Big City Radio was formed in 1994 to acquire radio broadcast properties in or adjacent to major metropolitan markets and utilize innovative engineering techniques and low-cost, ratings-driven operating strategies to develop these properties into successful metropolitan radio stations. Since its inception, Big City Radio has incurred substantial net operating losses primarily due to broadcast cash flow deficits associated with the start up of its radio station operations. As of March 31, 2003, which was the last full quarter before it sold substantially all of its operating assets, Big City Radio had incurred a cumulative cash flow deficit of approximately $165 million and a cumulative net loss of approximately $144 million since inception. Because of Big City Radio’s substantial indebtedness, a significant portion of Big City Radio’s broadcast cash flow was required for debt service.

As part of the on-going evaluation of Big City Radio’s business, Big City Radio’s board of directors and management regularly evaluated Big City Radio’s strategic alternatives and its most efficient use of capital. These alternatives included the sale of Big City Radio’s broadcast assets and, depending on market conditions, debt and/or equity financing, and purchasing, restructuring, recapitalizing or otherwise retiring some of Big City Radio’s securities in the open market or by other means, in each case subject to the restrictions of the indenture governing its senior notes. Big City Radio in the past has held discussions regarding possible transactions with various parties.

In March 1998, Big City Radio issued $174 million principal amount of 11¼% senior discount notes due 2005. The senior notes were issued at an original issue discount, and consequently no note interest was payable in cash until September 15, 2001. At that time, Big City Radio’s sources of liquidity were not sufficient to enable it to service its senior note indebtedness and to meet its operating requirements and capital needs. To make the semi-annual interest payment on the senior notes due on September 15, 2001, Big City Radio was required to obtain a $15 million bridge loan.

On September 15, 2002, Big City Radio failed to make a semi-annual interest payment of approximately $9.8 million on its senior notes because it did not have sufficient cash to make the payment. The grace period with respect to the non-payment of interest expired on October 15, 2002, resulting in an event of default under the indenture governing the senior notes. Another event of default existed under the indenture as a result of Big City Radio’s failure to make an offer to repurchase its senior notes on or before October 31, 2002 with the net cash proceeds from the October 31, 2001 sale of its four Phoenix area radio stations because it did not have sufficient remaining cash resources to consummate such an offer.

On October 17, 2002, a group of holders of senior notes delivered to Big City Radio an acceleration notice declaring all principal of, and accrued and unpaid interest on, all of the senior notes to be immediately due and payable. Upon the payment default, Big City Radio publicly announced that it was considering various alternatives, including the sale of its assets and the restructuring of the senior notes. Big City Radio also announced that, in the absence of such sale or restructuring, it would consider filing for protection from its creditors under the United States bankruptcy code.

On October 24, 2002, the board of directors met to discuss Big City Radio’s strategic and financial position as a result of its default under the senior notes and the indenture. The board of directors discussed various strategic alternatives, including filing for protection under the United States bankruptcy code and the sale of radio station assets. Following a discussion and consideration of such presentations, the board of directors authorized the retention of Jorgenson Broadcast Brokerage, a media brokerage company, in connection with an auction sale of Big City Radio’s assets. The board of directors further authorized management to negotiate a forbearance agreement with the holders of the senior notes pursuant to which the noteholders would agree to refrain from exercising remedies under the senior notes to afford Big City Radio sufficient time to pursue the auction transactions.

On November 13, 2002, Big City Radio entered into a forbearance agreement with the holders of approximately 75% in principal amount of the senior notes acting through an ad hoc committee of noteholders. Under the forbearance agreement, the noteholders agreed that they would forbear through and including January 31, 2003 from taking any action, including any involuntary bankruptcy filing, against any property, officers, directors, employees or agents of Big City Radio to enforce Big City Radio’s payment obligations under its senior notes for existing defaults on the senior notes known to the noteholders as of November 13, 2002. Big City Radio agreed to conduct the auction of its radio stations in a good faith manner designed to sell the assets as soon as practicable for aggregate net cash consideration in an amount at least sufficient to pay all principal of, and accrued and unpaid interest on, the senior notes.

During the first two weeks of November 2002, Jorgenson and Big City Radio’s management identified prospective buyers for Big City Radio’s stations. Jorgenson communicated with approximately 60 prospective strategic and financial buyers. Strategic buyers consisted of radio broadcasters, including Nassau Broadcasting, Spanish Broadcasting, Hispanic Broadcasting and Entravision, radio and television networks and program suppliers. Financial buyers consisted of publishing companies and private equity funds. Jorgenson sent offering materials, a confidentiality agreement and a form of asset purchase agreement to each prospective buyer during this period. The prospective buyers were advised that Big City Radio would consider any all-cash offers to buy the Big City Radio stations, whether individually or as a group, as well as offers to buy Big City Radio itself. Prospective buyers were required to submit best and final offers before the close of business on December 9, 2002. All offers were required to be accompanied by comments to the form of asset purchase agreement and evidence of the financial ability of the prospective buyer to consummate the proposed transaction.

As of the offer deadline on December 9, 2002, Big City Radio had received approximately 24 written offers for the 12 radio stations being sold. None of the offers was for all of the stations or for Big City Radio itself. During the week of December 9, 2002, Jorgenson and management engaged in discussions with some of the bidders to clarify their offers. In particular, some prospective buyers who submitted offers for more than one station were requested to allocate the offered purchase price among the stations they proposed to acquire.

By December 16, 2002, management, in consultation with Jorgenson, had identified the highest and best qualified offers for each station, taking into account the total consideration payable, the prospective buyer’s likelihood of obtaining regulatory approval and financing and other factors. From December 16, 2002 through December 20, 2002, Jorgenson contacted most of the bidders that had submitted offers and informed each such bidder whether or not Big City Radio was prepared to accept such bidder’s offer and enter into a definitive asset purchase agreement.

From December 16, 2002 through January 2, 2003, management and outside counsel negotiated the final terms and conditions of the sales of 11 of Big City Radio’s 12 remaining radio stations. Pursuant to the asset purchase agreements entered into between Big City Radio and the following purchasers, Big City Radio agreed to sell:

•	its four New York area radio stations and related assets to Nassau Broadcasting for $43 million in cash;

•	three of its five Chicago area radio stations and related assets to Spanish Broadcasting for $22 million in cash;

•	its fourth Chicago area radio station and related assets to Hispanic Broadcasting Corporation for $32.9 million in cash; and

•	its three Los Angeles area radio stations to Entravision for $100 million in cash and 3,766,478 shares of Entravision Class A common stock.

On December 19, 2002, Entravision and Big City Radio entered into a letter agreement that set forth the principal terms and conditions of the proposed sale of the Los Angeles area radio stations to Entravision. At that time, the 3,766,478 shares of Entravision Class A common stock issuable to Big City Radio were valued at $40 million, based on a $10.62 per share price. That per share price represented the average closing price of Entravision Class A common stock reported by The New York Stock Exchange for the 20 consecutive trading days ending on December 18, 2002.

Big City Radio received several bids during the auction for its last remaining radio station, which broadcasts as WYXX-FM, licensed to Morris, Illinois, but none of the bids proposed a purchase price that was acceptable to Big City Radio. Big City Radio entered into a definitive agreement on September 2, 2003 to sell this station to Grundy County Broadcasters, Inc. for a purchase price of approximately $426,000.

Big City Radio consummated the sales to Nassau Broadcasting, Spanish Broadcasting and Entravision in April 2003, the sale to Hispanic Broadcasting in July 2003 and the sale to Grundy County Broadcasters on November 5, 2003. Big City Radio received aggregate gross cash proceeds of approximately $198.3 million from the sales. Pursuant to the forbearance agreement with holders of its senior notes, Big City Radio applied the aggregate net cash proceeds of approximately $195.4 million from the sales to the principal amount of senior notes and accrued but unpaid interest.

On August 12, 2003, Big City Radio’s board of directors held a special meeting at which it approved the sale of Big City Radio’s last remaining radio station. At that meeting, the board of directors engaged in preliminary discussions regarding the possible liquidation and dissolution of Big City Radio, but did not take any action on this matter.

On August 22, 2003, Big City Radio’s board of directors held a special meeting at which it considered the dissolution of Big City Radio pursuant to Delaware law. In considering the plan of dissolution, Big City Radio’s board considered, among other things, the following factors:

•	the present and historical financial condition of Big City Radio, including its lack of revenue-generating assets;

•	the estimated value of Big City Radio’s remaining assets, including the shares of Entravision Class A common stock that it holds, and its remaining claims and obligations;

•	the prospects that the complete liquidation and dissolution of Big City Radio would maximize stockholder value; and

•	Big City Radio’s ability to maximize stockholder value under other strategic alternatives, including the deployment of Big City Radio’s remaining assets into new operations or Big City Radio’s entry into a new business that would offer acceptable growth and earnings prospects, and the significant risks associated with these alternatives.

At its August 22 meeting, the board of directors unanimously determined that proceeding with the dissolution of Big City Radio pursuant to the plan of dissolution was in the best interests of Big City Radio, its stockholders and its creditors and approved the plan of dissolution and recommended that the stockholders approve the dissolution of Big City Radio pursuant to the plan of dissolution.

On August 22, 2003, Big City Radio issued a press release announcing the adoption of the plan of dissolution.

On November 13, 2003, Stuart Subotnick, Anita Subotnick and Subotnick Partners, L.P. executed and delivered to Big City Radio a written consent approving and adopting the plan of dissolution and the transactions contemplated therein. In this consent, the stockholders also approved and authorized any amendments, modifications or waivers to or under the plan of dissolution that may be approved from time to time by Big City Radio’s board of directors.

Principal Provisions of the Plan of Dissolution

The following is a summary of the material provisions of the plan of dissolution. A copy of the plan of dissolution is attached as Annex B to this information statement. This summary is not complete and is qualified in its entirety by reference to the plan of dissolution. The plan of dissolution provides for Big City Radio’s complete liquidation and dissolution in accordance with the requirements of Delaware law and the Internal Revenue Code of 1986. We urge you to read the plan of dissolution for a more complete description of its terms and conditions.

Certificate of Dissolution. Big City Radio expects that it will file a certificate of dissolution with the Delaware Secretary of State on or about 20 days after this information statement is first mailed to Big City Radio’s stockholders. The dissolution of Big City Radio will become effective, in accordance with Delaware law, upon the filing of the certificate of dissolution with the Delaware Secretary of State or upon such later date as may be specified in the certificate of dissolution. Under Delaware law, Big City Radio will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purposes of prosecuting and defending suits, whether civil, criminal or administrative, by or against Big City Radio, and enabling Big City Radio gradually to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to its stockholders any remaining assets, but not for the purpose of continuing the business for which Big City Radio was organized. The members of Big City Radio’s board of directors in office at the time the certificate of dissolution is accepted for filing by the State of Delaware will have all powers provided to them under the Delaware General Corporation Law and other applicable laws.

Cessation of Business Activities. Once Big City Radio files the certificate of dissolution with the Delaware Secretary of State, Big City Radio will cease conducting normal business operations, except as may be required to wind up its business affairs and to proceed with the liquidation and dissolution. Big City Radio will continue its existence solely for the purpose of managing its affairs and distributing its remaining assets. Big City Radio will satisfy, or provide for the satisfaction of, all of its legally enforceable claims or obligations in an orderly manner and will not obtain any further approval of its stockholders in connection with the satisfaction of claims. Before Big City Radio can make any liquidating distributions of its assets to stockholders, it will have to set aside a sufficient amount of assets, including cash, to meet any residual claim or obligation that it has not otherwise met. For more information on the possible establishment of a contingency reserve, see “Contingency Reserve.”

Disposition of Assets. The plan of dissolution gives to the board of directors the power to direct the sale or, in certain cases, otherwise dispose of all the assets of Big City Radio on such terms and in such manner as determined by the board of directors. Big City Radio’s principal remaining asset consists of the shares of Entravision Class A common stock acquired by Big City Radio as part of the sale of its Los Angeles area radio stations in April 2003. Big City Radio may either:

•	distribute some or all of the shares of Entravision Class A common stock on a pro rata basis to or for the benefit of its stockholders in one or more liquidating distributions; or

•	sell such shares and distribute some or all of the proceeds to stockholders and/or use some or all of the proceeds to pay or attempt to provide payment for Big City Radio’s claims and obligations.

The prices at which Big City Radio’s board of directors may be able to sell its assets, including the shares of Entravision Class A common stock, will depend on factors that may be beyond Big City Radio’s control. For more information about the risks associated with the value of the Entravision Class A common stock, see “Risk

Factors–Big City Radio’s principal remaining asset is stock of a publicly-traded company, the value of which is subject to market fluctuation and could decrease due to factors beyond Big City Radio’s control.”

Approval of the plan of dissolution on November 13, 2003 by the written consent of the holders of a majority in voting power of Big City Radio’s outstanding common stock constitutes approval by Big City Radio’s stockholders of any such sales or other dispositions of Big City Radio’s property and assets. Big City Radio will not be required to obtain any further stockholder approval with respect to specific terms of any particular sales of assets approved by the board of directors. Big City Radio does not anticipate amending or supplementing this information statement to reflect any such agreement or sale, unless required by applicable law.

Dissolution Process. The plan of dissolution provides that the board of directors will liquidate Big City Radio’s assets in accordance with any applicable provision of the Delaware General Corporation Law. Big City Radio’s board of directors currently intends to follow the procedures set forth in Section 281(b) of the Delaware General Corporation Law, which requires Big City Radio to:

•	pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to Big City Radio;

•	make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against Big City Radio which is the subject of any pending action, suit or proceeding to which Big City Radio is a party; and

•	make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to Big City Radio or that have not arisen but that, based on the facts known to Big City Radio, are likely to arise or to become known within ten years after the date of dissolution.

Subject to the payment, or the provision for payment, of Big City Radio’s claims and obligations, the procedures set forth in Section 281(b) of the Delaware General Corporation Law allow for Big City Radio to make pro rata distributions from time to time to the holders of its common stock, as determined by the board of directors.

Before Big City Radio makes any distribution to its stockholders under the plan of dissolution, the board of directors may determine that it is in the best interest of Big City Radio, its stockholders and its creditors to effectuate the dissolution in accordance with the alternative procedures set forth in Sections 280 and 281(a) of the Delaware General Corporation Law instead of those prescribed by Section 281(b). These alternative procedures would require Big City Radio to:

•	publish notice of the dissolution and mail notice of the dissolution to all persons known to have a claim against Big City Radio and provide for the acceptance or rejection of any such claims in accordance with Section 280 of the Delaware General Corporation Law;

•	offer to any claimant on a contract whose claim is contingent, conditional or unmatured, security in an amount sufficient to provide compensation to the claimant if the claim matures, and petition the Delaware Court of Chancery to determine the amount and form of security sufficient to provide compensation to any claimant who rejects Big City Radio’s offer of security in accordance with Section 280 of the Delaware General Corporation Law;

•	petition the Delaware Court of Chancery to determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation for claims that are the subject of any pending litigation against Big City Radio, and claims that have not been made known to Big City Radio or that have not arisen, but that based on the facts known to Big City Radio at the time are likely to arise or become known within five years (or longer period not to exceed ten years in the discretion of the Delaware Court of Chancery), each in accordance with Section 280 of the Delaware General Corporation Law;

•	pay all claims made against Big City Radio and not rejected, including all expenses of the sale of assets and of the liquidation and dissolution provided for by the plan of dissolution in accordance with Section 280 of the Delaware General Corporation Law;

•	post all security offered to claimants holding contingent, conditional or unmatured contractual claims if not rejected by such claimant and all security ordered by the Delaware Court of Chancery in accordance with Section 280 of the Delaware General Corporation Law; and

•	pay or make provision for all other claims that are mature, known and uncontested or that have been finally determined to be owing by Big City Radio.

If Big City Radio decides to effectuate its dissolution in accordance with the alternative procedures set forth in Sections 280 and 281(a), the board of directors would not make any distributions to the stockholders unless the amounts that have been reserved to satisfy claims and potential claims have been approved by the Delaware Court of Chancery. Under these alternative procedures, the Delaware Court of Chancery may require Big City Radio to increase substantially any contingency reserve it proposes to establish, which will essentially foreclose Big City Radio entirely from making an early distribution to its stockholders. Even if the Delaware Court of Chancery approves the amount to be set aside as a contingency reserve, the alternative procedures set forth in Sections 280 and 281(a) of the Delaware General Corporation Law could have the effect of substantially delaying any distributions by Big City Radio to its stockholders.

Contingency Reserve. Before making any distributions to its stockholders, Big City Radio will pay or, as determined by the board of directors, make reasonable provision to pay all of its claims and obligations, including all contingent, conditional or unmatured claims known to Big City Radio and all claims which are known to Big City Radio but for which the identity of the claimant is unknown. Big City Radio may establish or set aside a contingency reserve in an amount determined by its board of directors to be sufficient to satisfy Big City Radio’s claims and obligations not otherwise paid, provided for or discharged. Big City Radio is currently unable to estimate with precision the amount of any contingency reserve which may be established, but any such amount will be deducted before the determination of amounts available for distribution to its stockholders.

The determination whether to establish a contingency reserve and the actual amount of any contingency reserve will be based upon estimates and opinions of Big City Radio’s management and board of directors and review of Big City Radio’s estimated operating expenses and future estimated liabilities, including anticipated contractual obligations, compensation payments, estimated legal and accounting fees, payroll and other taxes payable, expenses reflected in Big City Radio’s financial statements and reserves for litigation expenses. If a contingency reserve is established, Big City Radio may from time to time distribute to its stockholders any portions of the contingency reserve that the board of directors deems no longer to be required. After the claims and obligations for which the contingency reserve has been established have been satisfied in full, Big City Radio will distribute to its stockholders any remaining portion of the contingency reserve.

If the board of directors determines that it is in the best interests of Big City Radio, its stockholders and its creditors to effectuate the dissolution in accordance with the alternative procedures set forth in Sections 280 and 281(a) of the Delaware General Corporation Law instead of those prescribed by Section 281(b), Big City Radio would petition the Delaware Court of Chancery to determine if the contingency reserve will be reasonably likely to be sufficient to satisfy pending claims and claims that have not arisen but might arise. Big City Radio would not make any distributions to its stockholders unless and until Big City Radio receives the approval of such contingency reserve by the Delaware Court of Chancery. If the court’s instructions are followed, the board of directors would not be personally liable to Big City Radio’s unpaid claimants for an insufficient contingency reserve.

Indemnification of Directors and Officers. Although the entire board of directors and the current officers of Big City Radio continue to serve in their respective capacities as of the date of this information statement, some officers may resign or be removed at the discretion of the board of directors and some directors may resign after the certificate of dissolution is filed with the Delaware Secretary of State.

Under Delaware law, the directors remaining in office owe fiduciary duties to Big City Radio’s creditors as well as to its stockholders during the dissolution process. Under the plan of dissolution, Big City Radio will continue to indemnify its officers and directors for actions taken in connection with the plan of dissolution and the winding up of the affairs of Big City Radio in accordance with Big City Radio’s certificate of incorporation, bylaws, the existing directors’ and officers’ liability insurance policy and applicable law. Big City Radio’s obligation to indemnify such persons and any claims arising in respect of such indemnification will be satisfied out of any contingency reserve or out of assets transferred to the liquidating trust, if any. The board of directors has obtained, and the board of directors and the trustees of any liquidating trust are authorized to obtain and maintain, insurance as may be necessary to cover Big City Radio’s indemnification obligations. For additional information concerning the liquidating trust, see “Liquidating Trust.”

Certain Compensation Arrangements. Pursuant to the plan of dissolution, Big City Radio may, in the absolute discretion of the board of directors, pay to Big City Radio’s present or former officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of any extraordinary efforts they, or any of them, may undertake in connection with the implementation of the plan of dissolution. The members of the board of directors who are also officers, employees or affiliates of Big City Radio currently receive no compensation for their services. Each director who is not also an officer, employee or affiliate of Big City Radio is entitled to receive annual directors’ fees of $20,000, an additional $1,200 for each board of directors meeting attended ($500 if attended by conference telephone call) and $500 for each committee meeting attended. Big City Radio does not anticipate any change in this practice.

Big City Radio presently has four full-time employees. Big City Radio anticipates at least two of these employees, one of whom will be the chief financial officer, will continue their employment during the dissolution process and will initially be responsible for implementing and conducting the liquidation of Big City Radio’s assets as set forth in the plan of dissolution. Approval of the plan of dissolution on November 13, 2003 by the written consent of the holders of a majority in voting power of Big City Radio’s outstanding common stock constitutes approval by Big City Radio’s stockholders of the payment of any compensation to Big City Radio’s officers.

Final Record Date. After the final record date, which will be the date on which Big City Radio will close its stock transfer books, Big City Radio will not record any further transfers of its common stock on its books except by will, intestate succession or operation of law and will not issue any new stock certificates, other than replacement certificates. Big City Radio will close its stock transfer books and discontinue recording transfers of its common stock on the date on which Big City Radio files its certificate of dissolution with the Delaware Secretary of State, which is expected to occur on or about 20 days after this information statement is first mailed to stockholders.

After the final record date, Big City Radio will not issue any shares of its common stock upon exercise of outstanding options. All liquidating distributions from the liquidating trust, if any, or from Big City Radio on or after the final record date will be made to stockholders pro rata according to their respective holdings of common stock as of the final record date, with holders of Class A and Class B common stock being treated in the same manner.

Surrender of Stock Certificates. After the final record date, Big City Radio may at its election require stockholders to surrender certificates representing their shares of Class A or Class B common stock in order to receive distributions. Stockholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates is required, all distributions otherwise payable by Big City Radio or the liquidating trust, if any, to stockholders who have not surrendered their stock certificates may be held in trust for such stockholders, without interest, until the surrender of their certificates, subject to escheat pursuant to the laws relating to unclaimed property. If a stockholder’s certificate evidencing common stock of Big City Radio has been lost, stolen or destroyed, the stockholder may be required to furnish Big City Radio with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

Liquidating Trust. If advisable for any reason to complete the liquidation and distribution of Big City Radio’s assets to Big City Radio’s stockholders, the board of directors may at any time transfer to a liquidating trust Big City Radio’s assets which are not reasonably susceptible to distribution to stockholders or which are held as the contingency reserve. If assets are transferred to the liquidating trust, each stockholder of Big City Radio will receive an interest in the liquidating trust pro rata based upon its interest in Big City Radio’s common stock on the final record date, with holders of Class A and Class B common stock being treated in the same manner. The liquidating trustee or trustees thereupon will succeed to all of Big City Radio’s remaining assets, including all amounts in the contingency reserve, and, solely in their capacity as trustees, assume any of Big City Radio’s remaining claims and obligations. The sole purpose of the liquidating trust will be to prosecute and defend suits by or against Big City Radio, to collect amounts due to Big City Radio, to settle and close Big City Radio’s business, to dispose of and convey Big City Radio’s assets, to satisfy its remaining claims and obligations and to distribute its remaining assets to its stockholders. Any distributions made from the liquidating trust will be made in accordance with the provisions of the plan of dissolution. The board of directors may appoint one or more of its members to act as trustee or trustees of the liquidating trust and to cause Big City Radio to enter into a liquidating trust agreement with such trustee or trustees of the liquidating trust on such terms and conditions as the board of directors determines are appropriate. Approval of the plan of dissolution on November 13, 2003 by the written consent of the holders of a majority in voting power of Big City Radio’s outstanding common stock constitutes approval by Big City Radio’s stockholders of any appointment of a trustee and of a liquidating trust agreement between Big City Radio and any trustee.

Distributions to Stockholders. Big City Radio’s board of directors will determine, in its sole discretion and in accordance with applicable law, the timing, amount and nature of, and the record dates for, distributions, if any, Big City Radio will make to its stockholders pursuant to the plan of dissolution. Although the board of directors has not yet established a timetable for distributions, if any, to its stockholders, the board of directors will, subject to uncertainties inherent in winding up Big City Radio’s business, make any such distributions as promptly as practicable after December 31, 2003.

Big City Radio does not plan to satisfy all of its claims and obligations before making distributions to its stockholders, but instead will reserve assets deemed by Big City Radio’s management and board of directors to be adequate to provide for such claims and obligations. Management and the board of directors believe that Big City Radio has sufficient assets to pay its current and accrued claims and obligations.

As of the date of this information statement, the amount available for distribution, if any, will depend principally upon:

•	the value of the shares of Entravision Class A common stock, which is subject to market fluctuations; and

•	the amount of any unforeseen claims and obligations Big City Radio may incur.

In addition, Big City Radio will continue to incur claims, obligations and expenses, including severance payments, legal and accounting fees, taxes, expenses and costs related to litigation, insurance, and other administrative expenses, after Big City Radio files a certificate of dissolution with the Delaware Secretary of State. These claims, obligations and expenses will reduce the amount available for distribution to stockholders. For more information about the net value that may ultimately be available for distribution to stockholders, see “Liquidation Analysis and Estimates.”

If any distributions are made to stockholders, such distributions could consist of cash, shares of Entravision Class A common stock, or a combination of both. Big City Radio has not yet determined to what extent it will liquidate Big City Radio’s holdings of Entravision Class A common stock. Such determination will depend on such factors as Big City Radio deems relevant at the time, including:

•	the market price of Entravision Class A common stock;

•	Big City Radio’s ongoing cash needs; and

•	the amount of Big City Radio’s claims and obligations.

Instead of selling all of the shares of Entravision Class A common stock, Big City Radio may elect to distribute some of those shares to Big City Radio’s stockholders.

If the board of directors determines that it is in the best interests of Big City Radio, its stockholders and its creditors to effectuate the dissolution in accordance with alternative procedures set forth in Sections 280 and 281(a) of the Delaware General Corporation Law instead of those prescribed by Section 281(b), Big City Radio would not make any distributions to its stockholders unless and until it receives the approval of the Delaware Court of Chancery. Although Big City Radio would petition the Delaware Court of Chancery in connection with the dissolution seeking an early initial distribution as soon as practicable after December 31, 2003, the Delaware Court of Chancery may not allow any such distribution. If the board of directors follows the procedures set forth in Sections 280 and 281(a) of the Delaware General Corporation Law, Big City Radio anticipates that a distribution would be made to stockholders between 270 days and one year following the date notice is given of the dissolution to claimants of Big City Radio in connection with the procedures in Section 280. If there are no claims other than those that Big City Radio anticipates, the distribution may be sooner, and if there are claims that Big City Radio does not anticipate, the distribution may be significantly later. The actual time of any distribution, however, may be up to three years following the filing date, or such longer period of time as directed by the Delaware Court of Chancery.

Amendment and Abandonment. Under the plan of dissolution, if Big City Radio’s board of directors determines that the liquidation and dissolution of Big City Radio are not in the best interests of Big City Radio, its stockholders and its creditors, the board of directors may, to the full extent permitted by Delaware law, direct that the plan of dissolution and the transactions contemplated by the plan be abandoned without further stockholder approval. The board of directors also may, to the full extent permitted by Delaware law, amend or modify the plan of dissolution without further stockholder approval if the board of directors determines that the amendment or modification is in the best interests of Big City Radio, its stockholders and its creditors.

Contingencies; Creditors. Under Delaware law, if Big City Radio fails to create an adequate contingency reserve for payment of its claims and obligations, each stockholder of Big City Radio could be held liable for the payment to Big City Radio’s creditors of such stockholder’s pro rata share of amounts owed to creditors in excess of the contingency reserve. The liability of any stockholder would be limited to the amounts received by such stockholder in dissolution from Big City Radio and from any liquidating trust or trusts. Accordingly, in such event, a stockholder could be required to return part or all of the distributions previously made to such stockholders, and a stockholder could receive nothing from Big City Radio under the plan of dissolution. Moreover, if a stockholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount could result in a situation in which a stockholder may incur a net tax cost if the repayment of the amount previously distributed does not cause a commensurate reduction in taxes payable in an amount equal to the amount of the taxes paid on amounts previously distributed.

SEC Reporting Requirements. Big City Radio currently is obligated to comply with the applicable reporting requirements of the Securities Exchange Act of 1934. In order to eliminate expenses it incurs to comply with these requirements, Big City Radio intends to cease filing reports with the SEC under the Securities Exchange Act of 1934 as soon as possible after the final record date as permitted by SEC rules. At such time, Big City Radio will cease filing quarterly, annual and current reports with the SEC.

Listing and Trading of Interests in the Liquidating Trust. If Big City Radio transfers its assets to a liquidating trust, each stockholder of Big City Radio will receive an interest in the liquidating trust based upon the stockholder’s interest in Big City Radio common stock on the final record date, with holders of Class A and Class B common stock being treated in the same manner. Under the plan of dissolution, the interests in the liquidating trust, if one is created, will not be transferable except by operation of law or upon the death of the recipient. The interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets. Because Big City Radio’s stockholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes, the distribution of non-transferable interests could result in tax liability to the interest holders without their being readily able to realize the value of such interests to pay such taxes or otherwise.

Governmental Approvals. Except for filing the certificate of dissolution with the Delaware Secretary of State and compliance with applicable Delaware law and the rules and regulations of the SEC and the Internal Revenue Code of 1986, no United States federal or state regulatory requirements must be complied with or approvals obtained in connection with the liquidation and dissolution.

Absence of Appraisal Rights. Under Delaware law, which governs Big City Radio and the rights of its stockholders, stockholders are not entitled to appraisal rights or other rights to demand fair value for their shares of Big City Radio’s common stock by reason of the approval of the plan of dissolution.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

Big City Radio intends the following discussion to provide only a general summary of the material federal income tax consequences of the plan of dissolution to Big City Radio and its stockholders. This discussion is not a complete analysis or description of all potential federal income tax consequences of the plan of dissolution.

This discussion describes certain material federal income tax consequences of the plan of dissolution. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences as described herein. In addition, the following discussion does not address the tax consequences to Big City Radio of the plan of dissolution under foreign tax laws, or the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the plan of dissolution, whether or not any such transactions are undertaken in connection with the plan of dissolution. This discussion has no binding effect on the Internal Revenue Service, or IRS, or the courts and assumes that Big City Radio will liquidate substantially in accordance with the plan of dissolution.

Distributions to stockholders pursuant to the plan of dissolution may occur at various times and in more than one tax year. No assurance can be given that the tax treatment described herein will remain unchanged at the time of such distributions. The following discussion presents the opinion of Big City Radio. No ruling has been requested from the IRS with respect to the anticipated tax treatment of the plan of dissolution, and Big City Radio will not seek an opinion of counsel with respect to the anticipated tax treatment. If any of the conclusions stated herein proves to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to the stockholders and Big City Radio from the liquidation.

Consequences to Big City Radio

After the approval of the plan of dissolution and until the liquidation is completed, Big City Radio will continue to be subject to tax on Big City Radio’s taxable income. Big City Radio will recognize gain or loss upon any liquidating distribution of property to stockholders or to a liquidating trust, if any, as if such property were sold to the stockholders or liquidating trust. The amount of such gain or loss will equal the difference between Big City Radio’s adjusted tax basis for each asset and the asset’s fair market value on the date of distribution.

Consequences to Stockholders

As a result of the liquidation of Big City Radio, a stockholder will recognize gain or loss equal to the difference between (a) the sum of the amount of money and the fair market value of property, other than money, distributed to such stockholder directly or to a liquidating trust, if any, on the stockholder’s behalf, and (b) such stockholder’s tax basis in its shares of Big City Radio common stock. A stockholder’s tax basis in its shares will generally equal the stockholder’s cost for its shares of Big City Radio common stock. The gain or loss will be a capital gain or loss, assuming the shares are held as a capital asset. Long-term capital gain realized by a stockholder that is an individual, estate or trust is generally taxed at a maximum rate of 15%. A capital gain or loss will be long term with respect to stock that has been held by a stockholder for more than one year. Capital losses can generally be used to offset capital gains and, for individuals, estates or trusts, up to $3,000 of ordinary income. The tax basis of any property other than cash, such as shares of Entravision Class A common stock, received by each stockholder upon the complete liquidation of Big City Radio will be the fair market value of the property at the time of the distribution. If it were to be determined that distributions made pursuant to the plan of dissolution were not liquidating distributions, the result could be treatment of distributions as dividends taxable at ordinary income rates.

When Big City Radio liquidates, stockholders may receive one or more liquidating distributions, including a deemed distribution of cash and property transferred to a liquidating trust, if any. The amount of any distribution should be applied first to reduce a stockholder’s tax basis in its shares of Big City Radio common stock, but not below zero. If a stockholder owns more than one block of shares of Big City Radio common stock, the amount of any distribution must be allocated among the several blocks of shares owned by the stockholder in the proportion that the number of shares in a particular block bears to the total number of shares owned by the stockholder. The amount of the distributions in excess of a stockholder’s basis in its Big City Radio common stock will be gain, and should be recognized in the year the distribution is received, or transferred to the liquidating trust. If the amount of the distributions is less than the stockholder’s basis in its shares of Big City Radio common stock, the stockholder will generally recognize a loss in the year in which the final distribution is received by the stockholder or by the liquidating trust on behalf of the stockholder.

When Big City Radio liquidates, Big City Radio will provide its stockholders and the IRS with a statement of the amount of cash and its best estimate of the fair market value of any property distributed to its stockholders or transferred to the liquidating trust during that year as determined by Big City Radio, at such time and in such manner as required by the Treasury regulations. Big City Radio cannot assure its stockholders that the IRS will not challenge any such valuation.

Liquidating Trust

If Big City Radio transfers assets to the liquidating trust, stockholders will be treated for tax purposes as having received a distribution at the time of transfer of their pro rata share of money and the fair market value of property other than cash, such as shares of Entravision Class A common stock, transferred to the liquidating trust, reduced by the amount of known liabilities assumed by the liquidating trust or to which the property transferred is subject. The distribution will be treated as a distribution in liquidation of the stockholder’s Big City Radio common stock. The effect of the distribution on a stockholder’s tax basis in its shares of Big City Radio common stock is discussed above in “Consequences to Stockholders.”

After formation of the liquidating trust, stockholders must take into account for federal income tax purposes their pro rata portion of any income, expense, gain or loss recognized by the liquidating trust. The income, expense, gain or loss recognized by the liquidating trust will not affect the stockholder’s basis in its Big City Radio common stock.

As a result of the transfer of property to the liquidating trust and the ongoing activities of the liquidating trust, stockholders should be aware that they may be subject to tax whether or not they have received any actual distributions from the liquidating trust with which to pay such tax.

Big City Radio believes the liquidating trust will not be treated as an association taxable as a corporation based upon the anticipated activities of the liquidating trust. Accordingly, the liquidating trust itself should not be subject to income tax.

Big City Radio has not obtained any IRS ruling as to the tax status of the liquidating trust, and there is no assurance that the IRS will agree with Big City Radio’s conclusion that the liquidating trust should be treated as a liquidating trust for federal income tax purposes. If, contrary to Big City Radio’s expectation, it were determined that the liquidating trust should be classified for federal income tax purposes as an association taxable as a corporation, income and losses of the liquidating trust would be reflected on its own tax return rather than being passed through to the stockholders, and the liquidating trust would be required to pay federal income taxes at corporate tax rates. Furthermore, much of the foregoing discussion would no longer be accurate. For instance, all or a portion of any distribution made to the stockholders from the liquidating trust could be treated as a dividend subject to tax at ordinary income tax rates.

Taxation of Non-United States Stockholders

Foreign corporations or persons who are not citizens or residents of the United States should consult their tax advisors with respect to the U.S. and non-U.S. tax consequences of the plan of dissolution.

Certain State and Local Income Tax Consequences

Big City Radio’s stockholders may be subject to liability for state and local taxes with respect to the receipt of liquidating distributions and their interests in the liquidating trust. State and local tax laws may differ in various respects from federal income tax law. Stockholders should consult their tax advisors with respect to the state and local tax consequences of the plan of dissolution.

THE FOREGOING SUMMARY OF MATERIAL INCOME TAX CONSEQUENCES IS INCLUDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY STOCKHOLDER OF BIG CITY RADIO. THE TAX CONSEQUENCES OF THE PLAN OF DISSOLUTION MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF THE STOCKHOLDER. BIG CITY RADIO RECOMMENDS THAT EACH STOCKHOLDER CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE PLAN OF DISSOLUTION.

LIQUIDATION ANALYSIS AND ESTIMATES

The amount available for distribution, if any, to Big City Radio’s stockholders under the plan of dissolution will depend principally upon:

•	the value of Big City Radio’s holdings of shares of Entravision Class A common stock, which is subject to market fluctuations; and

•	the amount of any unforeseen claims and obligations Big City Radio may incur.

In addition, Big City Radio will continue to incur claims, obligations and expenses after Big City Radio files a certificate of dissolution with the Delaware Secretary of State. These claims, obligations and expenses will reduce the amount available for distribution to stockholders. The value of any distributions per share of Big City Radio’s Class A common stock may not equal or the exceed the price or prices at which the Class A common stock has recently traded or may trade in the future.

As of the date of this information statement, Big City Radio’s remaining assets primarily consist of approximately $             of cash and cash equivalents and approximately              shares of Entravision Class A common stock. Based on the closing sale price of the Entravision Class A common stock of $             as reported by The New York Stock Exchange on             , 2003, the last full trading day before the date of this information statement, the shares of Entravision Class A common stock held by Big City Radio had an aggregate value of approximately $             million.

As of the date of this information statement, Big City Radio anticipates that its existing cash and cash equivalents and the net cash proceeds from the sale of its shares of Entravision Class A common stock will be reduced by the following known obligations:

Estimated Obligations (1)	Estimated Amount
(In thousands)
Taxes (2)	$2,195
Compensation and contractual obligations (3)	2,435
Litigation settlement expense (4)	500
Professional fees (5)	960
Insurance (6)	785
Lease payments, utilities and other administrative costs (7)	210

Total estimated obligations	$7,245

(1)	If implementation of the plan of dissolution takes longer than currently expected by the board of directors, Big City Radio would incur additional obligations. In such event, the amount of Big City Radio’s obligations could be greater than that presented in this table.

(2)	Reflects the excess of (a) federal, state and local income taxes that Big City Radio has incurred to date and may incur in the future in connection with the sale of its radio stations, the sale of its shares of Entravision Class A common stock, liquidating distributions and other matters, after the application of net operating loss carryforwards, over (b) the amounts previously paid in respect of any such taxes, whether pursuant to estimated tax payments or otherwise. This estimate is based on the closing sale price of Entravision Class A common stock of $ as reported by The New York Stock Exchange on , 2003, the last full trading day before the date of this information statement.

(3)	Reflects (a) estimated salaries expected to be paid to employees, including executive officers, for services rendered before the filing of the certificate of dissolution with the Delaware Secretary of State and thereafter in connection with the implementation of the plan of dissolution, and (b) potential severance payments of approximately $1.2 million. Also reflects payments of approximately $800,000 to the holders of Big City Radio’s 11¼% senior discount notes due 2005 that may be due in respect of interest on interest on such notes.

(4)	Represents payments to be made in connection with the settlement of pending litigation. See “Information About Big City Radio-Business-Legal Proceedings” for a description of the pending litigation.

(5)	Represents legal, accounting and other professional fees and expenses incurred and expected to be incurred in connection with the pending litigation, the preparation and mailing of this information statement and the implementation of the plan of dissolution.

(6)	Represents estimated premiums for liability insurance after cessation of operations.

(7)	Reflects incurred but unpaid and projected (a) lease payments, (b) payments for utilities and similar costs and (c) miscellaneous administrative expenses expected to be incurred prior to filing the certificate of dissolution with the Delaware Secretary of State and thereafter in connection with the implementation of the plan of dissolution.

THE METHOD USED BY MANAGEMENT IN ESTIMATING THE AMOUNTS DESCRIBED ABOVE IS INEXACT, AND THE ACTUAL AMOUNTS OWED MAY BE SIGNIFICANTLY GREATER. MANAGEMENT’S ASSESSMENT ASSUMES THAT THE FOREGOING ESTIMATE OF BIG CITY RADIO’S OBLIGATIONS IS ACCURATE. SUCH ESTIMATE, HOWEVER IS SUBJECT TO NUMEROUS UNCERTAINTIES BEYOND BIG CITY RADIO’S CONTROL AND DOES NOT REFLECT THE AMOUNT OF ANY UNFORESEEN CLAIMS AND OBLIGATIONS BIG CITY RADIO MAY INCUR.

INFORMATION ABOUT BIG CITY RADIO

Business

General

Big City Radio was formed in 1994 to acquire radio broadcast properties in or adjacent to major metropolitan markets and utilize innovative engineering techniques and low-cost, ratings-driven operating strategies to develop these properties into successful metropolitan radio stations. Big City Radio’s original strategy was to apply a variety of broadcast engineering techniques to the radio broadcast properties it acquired, including Synchronized Total Market Coverage™, or STMC™. STMC™ involves the acquisition of two or more stations which broadcast on the same frequency and then simulcasting their signals to achieve broad coverage of a targeted metropolitan market. Big City Radio’s acquisition and engineering strategies enabled it to provide coverage of major metropolitan markets at a significantly lower acquisition cost than is typically required to acquire a major market Class B station. Class B radio stations are defined by the FCC as those facilities whose signal is predicted to cover a regional urban area. Since its inception, Big City Radio incurred substantial net operating losses primarily due to broadcast cash flow deficits associated with the start up of its radio station operations. As of March 31, 2003, which was the last full quarter before it sold substantially all of its operating assets, Big City Radio had incurred a cumulative cash flow deficit of approximately $165 million and a cumulative net loss of approximately $144 million since inception.

From April through November 2003, Big City Radio completed the sale of all of its radio stations. See “Plan of Dissolution–Background and Reasons for the Plan of Dissolution” for a discussion of the background and reasons for the sales. Until that time, Big City Radio owned and operated radio stations in the New York, Los Angeles and Chicago metropolitan areas. Big City Radio selected formats that targeted Hispanic listeners for each of its former radio station groups.

As a result of the radio station sales, Big City Radio’s operations are presented as discontinued operations for financial reporting purposes.

Acquisitions and Dispositions

Since its inception in August 1994, Big City Radio has acquired the assets of 20 radio stations, an internet company, and related internet and publishing businesses. It has disposed of all of its stations and ceased internet and publishing operations. The following is a summary of the acquisitions and dispositions of radio stations which Big City Radio has consummated since its inception. All of these transactions were with non-affiliated persons.

New York. In December 1994, Big City Radio acquired the assets of radio station WRGX-FM (now WXPK(FM)), Briarcliff Manor, New York, from West-Land Communicators, Inc. for a purchase price of $2.5 million and the issuance of a promissory note in the amount of $1 million to West-Land. In April 1997, Big City Radio acquired the assets of radio station WWHB-FM (now WBON(FM)), Hampton Bays, New York, from South Fork Broadcasting Corporation for a purchase price of $4 million. In June 1997, Big City Radio acquired the assets of radio station WZVU-FM (now WWZY-FM), Long Branch, New Jersey, including a radio tower, a radio antenna and a building from K&K Radio Broadcasting L.L.C. and K&K Tower, L.L.C., for an aggregate purchase price of $12 million and certain payments under existing leases of the building facilities. K&K Radio Broadcasting, L.L.C., K&K Tower, L.L.C. and each of their controlling members and the general manager of WZVU-FM entered into a covenant not to compete with Big City Radio for a period of three years. In August 1998, Big City Radio acquired all of the stock of Radio New Jersey, owner of the FCC licenses of WRNJ-FM (now WWYY-FM), Belvidere, New Jersey, and WRNJ-AM, Hackettstown, New Jersey. The aggregate purchase price for WRNJ-FM was $5.4 million excluding acquisition-related expenses, of which $3 million was paid in cash and the remainder was satisfied by the issuance of two promissory notes. Simultaneously, Big City Radio sold substantially all of the assets of WRNJ-AM to one of the existing stockholders of Radio New Jersey. Also, in December 1994, Big City Radio acquired the assets of radio station WRKL-AM, Pomona, New York, from Rockland Communicators, Inc. for a purchase price of $1 million. Big City Radio sold this station in March 1999 to Polnet Communications, Ltd. for a price of $1.6 million. In April 2003, Big City Radio sold its four remaining New York area radio stations to Nassau Broadcasting Holdings, Inc. for an aggregate purchase price of $43 million.

Los Angeles. In May 1996, Big City Radio acquired four radio stations in the Los Angeles area from Douglas Broadcasting, Inc. Big City Radio acquired the assets of radio station KMAX-FM (subsequently KLYY-FM and now KSSE-FM), Arcadia, California, KAXX-FM (subsequently KVYY-FM and now KSSC-FM), Ventura, California, KBAX-FM (subsequently KSYY-FM and now KSSD-FM) Fallbrook, California, and KWIZ-FM, Santa Ana, California, for an aggregate purchase price of $38 million. Big City Radio also acquired FM Translator station K252BF, Temecula, California, which rebroadcasts on 98.3 MHz the signal of KSSD-FM, and FM Booster station KSSE-FM1, Burbank, California, which boosts on 107.1 MHz the broadcast of the signal of KSSE-FM. In December 1996, Big City Radio sold radio station KWIZ-FM to Liberman Broadcasting, Inc. for a price of $11.2 million. In April 2003, Big City Radio sold its three remaining Los Angeles area radio stations to Entravision Communications Corporation for an aggregate purchase price of $100 million plus 3,766,478 shares of Entravision Class A common stock.

Chicago. In August 1997, Big City Radio acquired the assets of radio station WVVX-FM (subsequently WXXY-FM and now WVIV-FM), Highland Park, Illinois, from WVVX License, Inc., for a purchase price of $9.5 million. Douglas, WVVX, Inc. and WVVX License, Inc. agreed not to compete for a period of 18 months. In August 1997, Big City Radio acquired the assets of radio station WJDK-FM (now WYXX-FM), Morris, Illinois, from DMR Media, Inc., for a purchase price of $1.1 million. In addition, Big City Radio agreed not to compete with DMR Media, Inc.’s operations of radio station WCSJ-AM, Morris, Illinois, for a period of five years. In August 1998, Big City Radio closed two transactions in which it acquired substantially all of the assets of WCBR-FM (now WKIE-FM), Arlington Heights, Illinois from Darrel Peters Productions, Inc. and WLRT-FM (now WKIF-FM), Kankakee, Illinois from STARadio Corp. for an aggregate purchase price of $19.5 million. In February 1999, Big City Radio acquired substantially all of the assets of radio stations WDEK-FM and WLBK-AM, DeKalb, Illinois, from DeKalb Radio Studios, Inc. for a purchase price of $4.5 million. Big City Radio added WDEK-FM, which operates on the 92.5 FM frequency, to existing 92.7 FM stations in the Chicago metropolitan area, collectively known as Energy 92. Big City Radio sold the operating assets of WLBK-AM on April 12, 2000. No gain or loss was recorded on this transaction. In April 2003, Big City Radio sold radio stations WDEK-FM, WKIE-FM and WKIF-FM to Spanish Broadcasting System of Illinois, Inc., a subsidiary of Spanish Broadcasting System, Inc., for an aggregate purchase price of $22 million. In July 2003, Big City Radio sold radio station WVIV-FM to HBC Illinois, Inc, a subsidiary of Hispanic Broadcasting Corporation, for an aggregate purchase price of $32.9 million. On November 5, 2003, Big City Radio sold its last remaining radio station, WYXX-FM, to Grundy County Broadcasters, Inc., for an aggregate purchase price of $426,000.

Phoenix. In July 1999, Big City Radio acquired the assets of radio stations KEDJ-FM (now KOMR(FM)), Sun City, Arizona, and KDDJ-FM (now KMRR(FM)), Globe, Arizona, from New Century Arizona for a purchase price of $22 million. In September 1999, Big City Radio acquired the assets of radio station KBZR-FM (now KKMR(FM)), Arizona City, Arizona, from Brentlinger Broadcasting, Inc. for a purchase price of $3.9 million. In September 1999, Big City Radio acquired the assets of radio station KMYL-FM (now KHOV-FM), Wickenburg, Arizona, from Interstate Broadcasting Systems of Arizona, Inc. for a purchase price of $5.6 million. On October 31, 2001, Big City Radio sold its Phoenix radio properties and operating assets to Hispanic Broadcasting Corporation for $34 million. Big City Radio recorded a gain of $2.3 million on this transaction.

Internet and Publishing Operations. On November 1, 1999, Big City Radio acquired Hispanic Internet Holdings, Inc., a privately held bilingual web site, for 400,000 shares of Big City Radio’s Class A common stock at a value of $4.00 per share. The transaction was accounted for as a purchase. The assets of this business included TodoAhora.com, the bilingual internet portal operated by Big City Radio until December 2001. In

December 2001, when it ceased development and operation of the portal, Big City Radio wrote off goodwill of $897,000 related to its internet operations.

On November 8, 2000, Big City Radio completed a transaction in which it acquired substantially all of the assets and properties of United Publishers of Florida, Inc., which owned and operated a Hispanic music trade magazine, “Disco,” a graphic design business and the LatinMusicTrends.com website. Big City Radio paid $250,000 in cash at closing and accounted for this acquisition as a purchase. In June 2002, when it discontinued its publishing operations, Big City Radio wrote off goodwill of $108,000.

Employees

At September 1, 2003, Big City Radio had four full-time employees.

Patents and Trademarks

Big City Radio owns registered trademark rights for STMC™ and domestic trademark registrations related to the business of Big City Radio. Big City Radio does not believe that any of its trademarks are material to its business or operations. Big City Radio does not own any patents or patent applications.

Properties

Big City Radio leases approximately 1900 square feet in Los Angeles, California where its corporate offices are located.

Legal Proceedings

Big City Radio is a defendant in A.L., a minor by her guardian ad litem C.V., a minor by her guardian ad litem v. Big City Radio, Inc., Firmo Martin Rosetti, aka Hector Rocksetti, aka Hector Rosetti; KSYY-FM; KVYY-FM; VIVA 107.1. The plaintiffs commenced the case in Superior Court for the County of Los Angeles on August 15, 2002 and it was subsequently removed to the United States District Court for the Central District of California. The complaint alleges claims for negligence, sexual assault, battery, negligent infliction of emotional distress and intentional infliction of emotional distress arising from actions alleged to have been perpetrated by Hector Rosetti, a former employee of Big City Radio. Mr. Rosetti is currently incarcerated in a California state prison for the actions that are the subject to this lawsuit. The plaintiffs’ complaint does not specify the damages they seek, except that they have stated that they seek damages in excess of the $75,000 jurisdictional amount for the federal district courts. In addition, in mediation the plaintiffs demanded aggregate damages of $5 million, and at another time indicated that they could seek damages of $50 million. Big City Radio was vigorously contesting its liability based upon its contentions that Mr. Rosetti’s conduct, if any, was outside the scope of his employment, done without the knowledge of Big City Radio or its officers and contrary to its policies and procedures. Nonetheless, in order to avoid the costs and expenses of litigating the case, and the risks inherent in any litigation, Big City Radio recently entered into a Memorandum of Settlement pursuant to which Big City Radio will pay the plaintiffs an aggregate of $500,000 in exchange for a release and a dismissal of the case with prejudice. The settlement is subject to the execution of definitive settlement documentation and court approval.

Federal Regulation of Radio Broadcasting

The FCC regulates the issuance, acquisition and transfer of, as well as operation pursuant to, domestic radio licenses. Big City Radio sold its last remaining radio station, WYXX–FM in Morris, Illinois to Grundy County Broadcasters, Inc. on November 5, 2003. In connection with this closing, Big City Radio assigned its license issued by the FCC to operate WYXX-FM as well as auxiliary licenses relating to that station to Grundy County Broadcasters, Inc. As a result, Big City Radio is no longer subject to FCC regulation, and no FCC approval will be required for the liquidation and dissolution of Big City Radio.

Delisting of Class A Common Stock

Big City Radio intends to delist its Class A common stock from the American Stock Exchange on the date that Big City Radio files its certificate of dissolution with the Delaware Secretary of State, which is expected to occur on or about 20 days after this information statement is first mailed to stockholders. There will be no further trading of the Class A common stock on the American Stock Exchange after such stock is delisted.

Selected Historical Financial Data

(In thousands, except per share data)

The following table presents selected historical financial data of Big City Radio. The selected balance sheet data as of December 31, 1998, 1999, 2000, 2001 and 2002 and statement of operations data for the years then ended are derived from Big City Radio’s audited financial statements. The selected balance sheet data as of September 30, 2003 and statement of operations data for the nine-month period then ended are derived from Big City Radio’s unaudited financial statements. The selected financial data as of and for the nine-month period ended September 30, 2003 include all adjustments (including only normal, recurring adjustments) necessary for a fair presentation of such information.

Big City Radio’s operations have been presented as discontinued operations. Big City Radio’s financial statements for all periods presented have been adjusted to reflect its operations as discontinued operations in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Accordingly, the historical financial results of Big City Radio are not indicative of the results that might be expected in future periods.

	Year Ended December 31,
	1998 (1)(2)(3)(4)	1999 (3)(4)(5)(6)	2000 (3)(4)(7)	2001 (3)(4)(8)(9)	2002 (3)(4)	Nine Months Ended September 30, 2003
Statement of Operations Data:
Gross revenues	$1,595	$3,624	$6,679	$4,622	$—	$—
Net revenues	1,517	3,301	5,966	4,125	—	—
Station operating expenses	1,767	2,641	5,538	4,272	—	—
Internet operating expenses	—	51	1,457	436	—	—
Corporate, general and administrative expenses.	2,527	4,320	3,845	3,610	4,717	5,963
Employment incentives	808	—	—	—	—	—
Cost of abandonment of station acquisition agreement	—	—	550	—	—	—
Impairment loss on goodwill	—	—	—	897	—	—
Depreciation and amortization	32	438	1,312	1,263	120	56
Operating loss from continuing operations	(3,617)	(4,149)	(6,736)	(6,353)	(4,837)	(6,019)
Gain on sale of stations	—	663	—	2,275	—	—
Gains on sales of marketable securities	—	—	—	—	—	3,631
Unrealized gain on marketable securities	—	—	—	—	—	8,756
Other, net	(140)	(297)	(115)	(173)	(21)	154
Income/(loss) from continuing operations before income taxes	(681)	(1,833)	(6,570)	(4,140)	(4,706)	6,292
Income tax benefit/(expense), net	1,988	63	63	63	4,284	(2,141)
Income (loss) from continuing operations before discontinued operations and extraordinary loss	1,307	(1,770)	(6,507)	(4,077)	(422)	4,151
Income/(loss) from discontinued operations, net of income tax expense of $2,000 in 2002 and $4,379 in the nine months ended September 30, 2003	(18,261)	(23,975)	(24,661)	(26,630)	(27,300)	125,009
Extraordinary loss on extinguishment of debt, net of income taxes	(495)	—	—	—	—	—
Net income/(loss)	$(17,449)	$(25,808)	$(31,168)	$(30,707)	$(27,722)	$129,160
Basic and Dilutive Income (loss) per Common Share:
Continuing operations	$0.09	$(0.13)	$(0.45)	$(0.28)	$(0.03)	$0.29
Discontinued operations	(1.30)	(1.70)	(1.70)	(1.84)	(1.88)	8.64
Extraordinary loss.	(0.03)	—	—	—	—	—

Net loss. . . . . . .	$(1.24)	$(1.83)	$(2.15)	$(2.12)	$(1.91)	$8.92

	December 31,
	1998	1999	2000	2001(9)	2002(10)	September 30, 2003
Balance Sheet Data:
Cash	$5,285	$2,431	$862	$3,194	$732	457
Assets held for sale	—	—	—	—	79,571	426
Intangibles, net	80,309	113,873	110,476	77,063	—	—
Total assets .	152,082	144,511	129,846	108,445	87,528	31,061
Interest payable	—	—	—	5,873	15,983	44
Short-term debt	1,287	974	36	79	174,074	—
Long-term liabilities	138,227	153,094	170,917	174,420	301	6
Stockholders’ equity (deficiency)	8,391	(15,935)	(46,929)	(77,627)	(105,357)	23,811

(1)	Big City Radio acquired all of the stock of Radio New Jersey, owner of the FCC licenses of WRNJ-FM and WRNJ-AM, on August 14, 1998. Simultaneously with the closing, Big City Radio sold substantially all of the assets of WRNJ-AM to one of the existing stockholders of Radio New Jersey. The remaining WRNJ-FM operates on 107.1 FM and was added to Big City Radio’s New Country Y-107 trimulcast under a local marketing agreement, effective April 28, 1998. The consolidated financial statements include the operations of WRNJ-FM since April 1998.

(2)	Big City Radio acquired substantially all of the assets of WCBR-FM and WLRT-FM on August 4 and 7, 1998, respectively. The operations of these stations have been included in the consolidated statements of operations from these dates.

(3)	In June 2002, Big City Radio discontinued its publishing operations. The consolidated financial statements for all periods presented have been adjusted to reflect the publishing operations as discontinued operations in accordance with SFAS No. 144.

(4)	Big City Radio announced sales of 11 of its 12 radio stations in December 2002, and the sale of its remaining radio station in September 2003. The assets to be sold, which primarily consisted of broadcast licenses and property and equipment, were classified as held for sale at December 31, 2002 and September 30, 2003. The purchasers of the stations did not assume any liabilities as part of the transactions. The consolidated financial statements for all periods presented have been adjusted to reflect the sales of assets as discontinued operations in accordance with SFAS No. 144.

(5)	Big City Radio acquired substantially all of the assets of WDEK-FM and WLBK-AM on February 25, 1999. The consolidated financial statements include the operations of these stations from that date.

(6)	Big City Radio acquired substantially all of the assets of KEDJ-FM and KDDJ-FM on July 31, 1999, KBZR-FM on September 22, 1999 and KMYL-FM on September 29, 1999. The operations of these stations have been included in the consolidated statements of operations from these dates.

(7)	Big City Radio acquired substantially all of the assets of United Publishers of Florida, Inc. on November 8, 2000. The consolidated financial statements include the operations of United Publishers of Florida, Inc. from that date.

(8)	Big City Radio sold substantially all of the assets of KEDJ-FM, KDDJ-FM, KBZR-FM and KSSL-FM on October 31, 2001. The consolidated financial statements include the operations of these stations from their date of acquisition through their date of sale on October 31, 2001. For the year ended December 31, 2001, the gain on sale of stations represents the gain on sales of these stations.

(9)	During 2001, Big City Radio ceased the development and operation of its internet portal, TodoAhora.com. For the year ended December 31, 2001, the impairment loss on goodwill represents the write-off of internet goodwill.

(10)	Big City Radio failed to make a semi-annual interest payment on September 15, 2002 on its 11¼% senior discount notes due 2005. As a result of this payment default and an additional default existing under the senior notes, Big City Radio reclassified the $174 million principal amount of the senior notes as current liabilities in accordance with SFAS No. 78, “Classification of Obligations that are Callable by a Creditor.”

Security Ownership of Certain Beneficial Owners and Management

The table presented on the following page shows information regarding the beneficial ownership of Big City Radio’s two outstanding classes of voting securities as of September 9, 2003 by:

•	each person known by Big City Radio to own beneficially more than 5% of the outstanding shares of any class of Big City Radio’s outstanding voting securities;

•	each director of Big City Radio;

•	Big City Radio’s Chief Executive Officer and its three executive officers whose total annual salary and bonus exceeded $100,000 in 2002; and

•	all of the directors and executive officers of Big City Radio as a group.

Big City Radio’s outstanding voting securities consist of its Class A common stock and Class B common stock. As of September 9, 2003, 6,226,817 shares of Class A common stock and 8,250,458 shares of Class B common stock were outstanding.

Stockholders of Big City Radio are entitled to one vote for each share of Class A common stock held and to ten votes for each share of Class B common stock held. In addition, holders of Big City Radio’s Class B common stock are entitled to vote as a separate class to elect a majority of the members of Big City Radio’s board of directors.

The information presented below regarding beneficial ownership of Big City Radio’s voting securities has been presented in accordance with the rules of the SEC and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus City Radio the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, Big City Radio believes that the beneficial owners of Big City Radio’s common stock listed below have sole voting and investment power with respect to the shares shown. Except as otherwise indicated below, the address for each 5% stockholder is c/o Big City Radio, Inc., 1888 Century Park East, Suite 212, Los Angeles, California 90067.

The number of shares of Class A common stock shown as beneficially owned by a Big City Radio stockholder as of September 9, 2003 includes securities convertible into shares of Class A common stock, including the number of shares of Class A common stock the stockholder would acquire as a result of:

•	the conversion of the shares of Class B common stock beneficially owned by the stockholder as of that date;

•	the exercise of presently exercisable options to purchase shares of Class A common under stock options held by the stockholder; and

•	the exercise of options to purchase shares of Class A common stock which became exercisable within 60 days of September 9, 2003.

Shares of Big City Radio’s Class B common stock are convertible at any time into shares of Class A common stock on a one-for-one basis at the holder’s option.

All of the options included in the beneficial ownership of the Big City Radio directors and executive officers below are exercisable at a price equal to or greater than $3.4375 per share.

	Big City Radio Common Stock
	Class A Common Stock		Class B Common Stock		Percent of Voting Power as a Single Class
Name of Beneficial Owner	Number	Percent	Number	Percent

Directors and Executive Officers:
Charles M. Fernandez	530,000	8.2%	—	—	*
Michael H. Boyer	25,000	*	—	—	*
Silvia Kessel	112,140	1.8%	—	—	*
David A. Persing	—	—	—	—	*
Stuart and Anita Subotnick	8,469,493	57.8%	8,200,458	99.4%	92.5%
Bryan Subotnick	215,000	3.4%	10,000	*	*
Paul R. Thomson	205,000	3.2%	—	—	*
Leonard White	25,000	*	—	—	*

All directors and executive officers as a group (9 persons)	9,581,633	61.9%	8,210,458	99.5%	93%

Other Stockholders:
Farallon Capital Management, L.L.C
Farallon Partners L.L.C	319,000	5.1%	—	—	*
Phillip Frost, M.D	550,400	8.8%	—	—	*
Gilder, Gagnon, Howe & Co	516,575	8.3%	—	—	*
Michael Kakoyiannis	871,700	14.0%	—	—	*
Earle I. Mack	1,465,700	23.5%	—	—	1.7%

*	Less than one percent.

The shares of Class A common stock shown as beneficially owned by Charles M. Fernandez include 250,000 shares that Mr. Fernandez has the right to purchase upon the exercise of presently exercisable stock options.

The shares of Class A common stock shown as beneficially owned by Michael H. Boyer include 25,000 shares that Mr. Boyer has the right to purchase upon the exercise of presently exercisable stock options.

The shares of Class A common stock shown as beneficially owned by Silvia Kessel include 95,000 shares that Ms. Kessel has the right to purchase upon the exercise of presently exercisable stock options and 10,000 shares of Class A common stock that Ms. Kessel has the right to purchase upon the exercise of stock options which become exercisable within 60 days after September 9, 2003.

The shares of Class A common stock shown as beneficially owned by each of Stuart Subotnick and Anita Subotnick include 38,300 shares of Class A common stock, 8,200,458 shares of Class B common stock beneficially owned by Mr. and Mrs. Subotnick that are convertible into shares of Class A common stock on a one-for-one basis, 180,000 shares of Class A common stock that Mr. and Mrs. Subotnick have the right to purchase upon the exercise of presently exercisable stock options and 45,000 shares of Class A common stock that Mr. and Mrs. Subotnick have the right to purchase upon the exercise of stock options becoming exercisable within 60 days after September 9, 2003 and 5,735 shares of Class A common stock held by Mr. and Mrs. Subotnick as custodian for their grandchildren’s account pursuant to the New York Uniform Gift to Minors Act. Of the shares of Class B common stock shown as beneficially owned by Mr. and Mrs. Subotnick, 2,000,000 shares are held of record by Subotnick Partners, L.P., of which Mrs. Subotnick is general partner and Mr. Subotnick is a limited partner. Mr. and Mrs. Subotnick share voting and investment power with respect to all of the shares shown.

The shares of Class A common stock shown as beneficially owned by Bryan Subotnick include 10,000 shares of Class B common stock beneficially owned by Mr. Subotnick that are convertible into shares of Class A common stock on a one-for-one basis and 185,000 shares of Class A common stock that Mr. Subotnick has the right to purchase upon the exercise of presently exercisable stock options and 20,000 shares of Class A common stock that Mr. Subotnick has the right to purchase upon the exercise of stock options which become exercisable within 60 days after September 9, 2003.

The shares of Class A common stock shown as beneficially owned by Paul R. Thomson include 185,000 shares that Mr. Thomson has the right to purchase upon the exercise of presently exercisable stock options and 20,000 shares of Class A common stock that Mr. Thomson has the right to purchase upon the exercise of stock options which become exercisable within 60 days after September 9, 2003.

The shares of Class A common stock shown as beneficially owned by Leonard White include 25,000 shares that Mr. White has the right to purchase upon the exercise of presently exercisable stock options.

The shares shown as beneficially owned by all directors and executive officers as a group include the following: 8,210,458 shares of Class B common stock that are beneficially owned by all directors and executive officers and that are convertible into shares of Class A common stock on a one-for-one basis; and 945,000 shares which all directors and executive officers as a group have the right to purchase upon the exercise of presently exercisable stock options and 95,000 shares which all directors and executive officers as a group have the right to purchase upon the exercise of stock options which become exercisable within 60 days after September 9, 2003.

The information concerning Farallon Partners, L.L.C. and Farallon Capital Management, L.L.C. is based upon a statement on Schedule 13G filed with the SEC on February 6, 2003. The number of shares includes 153,700 shares held by accounts managed by Farallon Capital Management, L.L.C. and 165,300 shares held by limited partnerships for which Farallon Partners, L.L.C. is the general partner. Farallon Capital Management, as the investment advisor to the managed accounts, may be deemed to have shared voting and investment power with respect to the 153,700 shares held by the managed accounts. Farallon Partners, L.L.C., as the general partner of the limited partnerships, may be deemed to have shared voting and investment power with respect to the 165,300 shares held by the limited partnerships. David I. Cohen, Joseph F. Downes, William F. Duhamel, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Thomas F. Steyer and Mark C. Wehrly, as managing members of both the general partner and the investment advisor, may be deemed to have shared voting and investment power with respect to all of such shares. Each of these persons and entities disclaims any beneficial ownership of any such shares. The address of each of these persons and entities is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111.

The information concerning Phillip Frost, M.D. is based upon a statement on Schedule 13G/A filed with the SEC on February 18, 2003. Dr. Frost shares voting and investment power with respect to all of the shares shown with Frost Gamma Limited Partnership, Frost Gamma Inc., Frost Nevada Limited Partnership and Frost Nevada Corporation. As the sole limited partner of Frost Gamma Limited Partnership and Frost Nevada Limited Partnership and the sole shareholder of Frost Gamma Inc. and Frost Nevada Corporation, Dr. Frost may be deemed to be the beneficial owner of the shares shown. Frost Gamma Inc. is the general partner of Frost Gamma Limited Partnership and Frost Nevada Corporation is the general partner of Frost Nevada Limited Partnership. Dr. Frost reports that record ownership of the shares shown may be transferred from time to time among any or all of the foregoing entities. The address of Dr. Frost is 4400 Biscayne Blvd., Miami, Florida 33137.

The information concerning Gilder, Gagnon, Howe & Co., a broker-dealer registered under Section 15 of the Exchange Act, is based upon a statement on Schedule 13G filed with the SEC on February 15, 2000. The address of Gilder, Gagnon, Howe & Co is 1775 Broadway, 26th Floor, New York, New York 10019.

The information concerning Michael Kakoyiannis is based upon a statement on Schedule 13G/A filed with the SEC on February 14, 2001 and subsequent Form 144 filings. The address of Mr. Kakoyiannis is 183 Cambridge Avenue, Garden City, New York 11530.

The information concerning Earle I. Mack is based upon a statement on Schedule 13G filed with the SEC on January 12, 2001. The address of Mr. Mack is 370 West Passaic Street, Rochelle Park, New Jersey 07662.

Market Price of Big City Radio Class A Common Stock

Big City Radio’s Class A common stock is listed and traded on the American Stock Exchange under the symbol “YFM.” The following table sets forth the range of high and low sales prices as reported by the American Stock Exchange for the Class A common stock for the periods indicated.

	High	Low
Year Ended December 31, 2001
First Quarter	$5.00	$1.75
Second Quarter	$4.00	$1.70
Third Quarter	$3.50	$1.50
Fourth Quarter	$2.34	$1.10

Year Ended December 31, 2002
First Quarter	$1.50	$0.77
Second Quarter	$1.40	$0.90
Third Quarter	$1.55	$0.97
Fourth Quarter	$2.50	$0.10

Year Ending December 31, 2003
First Quarter	$1.62	$0.40
Second Quarter	$0.99	$0.47
Third Quarter	$1.59	$0.95
Fourth Quarter (through , 2003)

On August 21, 2003, the last full trading day on which the Class A common stock traded before the public announcement of the adoption of the plan of dissolution by the board of directors, the high and low sales prices of the Class A common stock as reported by the American Stock Exchange were $1.17 and $1.14, respectively.

On             , 2003, the date of this information statement, the closing price of the Class A common stock as reported by the American Stock Exchange was $            .

On             , 2003, the date of this information statement, there were approximately 35 holders of record of the Class A common stock.

See “Information About Big City Radio–Delisting of Class A Common Stock” for information about Big City Radio’s plan to delist the Class A common stock from the American Stock Exchange.

WHERE YOU CAN FIND MORE INFORMATION

Big City Radio is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, is required to file reports, proxy and information statements, and other information with the SEC. Such reports, proxy and information statements and other information can be inspected and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Big City Radio’s Exchange Act SEC File No. is 001-13715. The public may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Big City Radio electronically files reports, proxy and information statements, and other information with the SEC. The SEC maintains an internet website that contains Big City Radio’s electronically filed reports, proxy and information statements, and other information at http://www.sec.gov.

Big City Radio’s Class A common stock is listed on the American Stock Exchange and trades under the symbol “YFM.” Big City Radio’s SEC filings and other information concerning Big City Radio may be inspected at the offices of the American Stock Exchange located at 86 Trinity Place, New York, New York 10006.

Big City Radio will provide without charge to each person to whom this information statement is delivered, upon request, a copy of its reports, proxy and information statements, and other information filed with the SEC. Any such requests should be directed to:

Big City Radio, Inc.

1888 Century Park East

Suite 212

Los Angeles, California 90067

Attention: Paul R. Thomson

Telephone: (310) 556-2489

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This information statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts, plans, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement. Forward-looking statements often include words or phrases such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “estimates,” “intends,” “plans,” or “projects” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance and achievements of Big City Radio to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, those discussed in this information statement under “Risk Factors” and “Information About Big City Radio.” These factors do not include all factors that might affect Big City Radio’s business and financial condition and its ability to make liquidating distributions to its stockholders pursuant to the plan of dissolution. Big City Radio cautions you not to place undue reliance on these forward-looking statements, which reflect its management’s view only as of the date of this information statement. Big City Radio does not intend, and undertakes no obligation, to update any forward-looking statement, except to the extent required by law.

Annex A

BIG CITY RADIO, INC.

WRITTEN CONSENT OF MAJORITY STOCKHOLDERS

The undersigned, being the holders of record of a majority of the outstanding shares of Class B common stock, par value $.01 per share, of Big City Radio, Inc., a Delaware corporation (the “Corporation”), which constitute a majority of the voting power of the outstanding shares of common stock of the Corporation, including the outstanding shares of Class A common stock, par value $.01 per share, of the Corporation, entitled to vote, in accordance with Section 228(a) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby consent to the adoption of the following resolutions in accordance with Section 275 of the DGCL:

WHEREAS, the Board of Directors of the Corporation (the “Board”) has adopted resolutions to dissolve the Corporation and has approved and adopted, and recommended for approval by the stockholders of the Corporation, the Plan of Complete Liquidation and Dissolution of the Corporation in substantially the form reviewed by the Board (the “Plan of Dissolution”);

WHEREAS, after the date hereof, the Corporation may seek to enter into one or more amendments or modifications to the Plan of Dissolution; and

WHEREAS, such dissolution has been deemed by the Board to be advisable and in the best interests of the Corporation;

NOW THEREFORE, BE IT RESOLVED, that the form, terms and provisions of the Plan of Dissolution in the form approved by the Board and attached hereto as Exhibit A are hereby approved, adopted, ratified and confirmed;

RESOLVED FURTHER, if any of the terms and provisions of the Plan of Dissolution shall be amended or modified (any such amendment, modification or waiver, an “Amendment”), the undersigned hereby approve, adopt, ratify and confirm any such Amendment as the Board shall approve and adopt and, to the extent required under the DGCL, deem expedient and in the best interests of the Corporation, which Amendment may contain such terms and conditions as the Board shall approve and adopt;

RESOLVED FURTHER, that consistent with the foregoing resolutions, the appropriate officers of the Corporation, or any one or more of them, hereby are authorized and directed, in the name and on behalf of the Corporation, to do all things, to take all such actions and to execute, deliver and file all such other agreements, amendments, instruments, reports, documents and regulatory and other notices as may be determined by such officer(s) to be necessary or appropriate in effecting the forgoing resolutions, including, without limitation, preparing, executing, acknowledging, filing and recording a Certificate of Dissolution of the Corporation in substantially the form reviewed by the Board with the Secretary of State of the State of Delaware; and

RESOLVED FURTHER, that all actions taken and all agreements, amendments, instruments, reports, documents and regulatory and other notices executed delivered or filed through the date hereof, and all actions to be taken and all agreements, amendments, instruments, reports, documents and regulatory and other notices to be executed, delivered or filed after the date hereof, by the appropriate officers of the Corporation, or any agents, attorneys, accountants and outside consultants of the Corporation, in the name and on behalf of the Corporation, in connection with the Plan of Dissolution (and any subsequent Amendment), and the transactions contemplated thereunder are hereby authorized, approved, ratified and confirmed in all respects.

* * *

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IN WITNESS WHEREOF, each of the undersigned has executed and delivered to the Corporation this Written Consent of Majority Stockholders as of the date set forth next to such stockholder’s signature.

Dated: November 13, 2003	/s/ Stuart Subotnick

Stuart Subotnick

Dated: November 13, 2003	/s/ Anita Subotnick

Anita Subotnick

SUBOTNICK PARTNERS, L.P

Dated: November 13, 2003	/s/ Anita Subotnick

Anita Subotnick, General Partner

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Annex B

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION OF BIG CITY RADIO, INC.

This Plan of Complete Liquidation and Dissolution (the “Plan”) is intended to accomplish the complete liquidation and dissolution of Big City Radio, Inc., a Delaware corporation (the “Company”), in accordance with the General Corporation Law of the State of Delaware (the “General Corporation Law”) and Section 331 of the Internal Revenue Code of 1986, as amended (the “Code”), as follows:

1.    The Board of Directors of the Company (the “Board of Directors”) has adopted this Plan and has presented the Plan to the Company’s stockholders (the “Stockholders”) to take action on the Plan. If the holders of a majority in voting power of the outstanding Class A Common Stock, par value $.01 per share (the “Class A Common Stock”) and the Class B Common Stock, par value $.01 per share (the “Class B Common Stock”) voting together as a single class approve the adoption of this Plan, the Plan shall constitute the adopted Plan of the Company as of the date on which such Stockholder approval is obtained (the “Adoption Date”). No later than thirty (30) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.

2.    Following the Adoption Date, the Company shall file with the Secretary of State of the State of Delaware a certificate of dissolution (the “Certificate of Dissolution”) in accordance with the General Corporation Law (the “Liquidation Date”). On the Liquidation Date, the Company shall, as the Board of Directors, in its absolute discretion, deems necessary, appropriate or desirable, obtain any certificates required from the Delaware tax authorities or the authorities of any other jurisdiction. The Board of Directors is not required to make any distribution to the Company’s Stockholders, if at all, until after the Liquidation Date.

3.    After the Liquidation Date, the Company shall not engage in any business activities except to facilitate the Company’s ability to preserve the values of its assets, wind up its business and affairs, and distribute its assets in accordance with this Plan. The Company will endeavor to wind up its business and affairs as expeditiously as reasonably practicable in the judgment of the Board of Directors.

4.    From and after the Liquidation Date, the Company shall complete the following corporate actions:

(a)    The Company shall determine whether and when to (i) transfer the Company’s property and assets (other than cash, cash equivalents and accounts receivable) to a liquidating trust (established pursuant to Section 7 hereof), or (ii) collect, sell, exchange or otherwise dispose of all of its property and assets in one or more transactions upon such terms and conditions as the Board of Directors, in its absolute discretion, deems expedient and in the best interests of the Company and the Stockholders. In connection with such collection, sale, exchange and other disposition, the Company shall collect or make provision for the collection of all accounts receivable, debts and claims owing to the Company.

(b)    The Company shall pay or, as determined by the Board of Directors, make reasonable provision to pay, all claims and obligations of the Company, including all contingent, conditional or unmatured claims known to the Company and all claims which are known to the Company but for which the identity of the claimant is unknown.

(c)    The Company shall distribute pro rata to the Stockholders, all available cash including the cash proceeds of any sale, exchange or disposition, except such cash, property or assets as are required for paying or making reasonable provision for the claims and obligations of the Company. Such distribution may occur all at once or in a series of distributions and shall be in cash, in such amounts, and at such time or times, as the Board of Directors or the Trustees (as defined in Section 7 hereof), in their absolute discretion, may determine. If and to the extent deemed necessary, appropriate or desirable by the Board of Directors or the Trustees, in their absolute discretion, the Company may establish and set aside a reasonable amount (the “Contingency Reserve”) to satisfy claims against the Company, including, without limitation, tax obligations, and all expenses of the sale of the Company’s property and assets, of the collection and defense of the Company’s property and assets, and of the liquidation and dissolution provided for in this Plan. The Contingency Reserve may consist of cash and/or property.

(d)    Notwithstanding the foregoing, the Company may, if and when determined by the Board of Directors or the Trustees, at any time after the Adoption Date (including at any time prior to the Liquidation Date), either (i) distribute the shares of Entravision Communications Corporation (the “Entravision Stock”) owned by the Company to the Stockholders pro rata as a dividend, or (ii) sell the shares of Entravision Stock owned by the Company and use the proceeds to repay existing indebtedness of the Company.

5.    The distributions to the Stockholders pursuant to Sections 4, 7 and 8 hereof shall be in complete redemption and cancellation of all of the outstanding Class A Common Stock and Class B Common Stock of the Company. As a condition to receipt of any distribution to the Stockholders, the Board of Directors or the Trustees, in their absolute discretion, may require the Stockholders to (i) surrender their certificates evidencing the Class A Common Stock or Class B Common Stock to the Company or its agent for recording of such distributions thereon or (ii) furnish the Company with evidence satisfactory to the Board of Directors or the Trustees of the loss, theft or destruction of their certificates evidencing the Class A Common Stock or Class B Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors or the Trustees (“Satisfactory Evidence and Indemnity”). As a condition to receipt of any final distribution to the Stockholders, the Board of Directors or the Trustees, in their absolute discretion, may require the Stockholders to (i) surrender their certificates evidencing the Class A Common Stock or Class B Common Stock to the Company or its agent for cancellation or (ii) furnish the Company with Satisfactory Evidence and Indemnity. The Company will finally close its stock transfer books and discontinue recording transfers of Class A Common Stock or Class B Common Stock on the earliest date (the “Final Record Date”) to occur of (i) the close of business on the record date fixed by the Board of Directors for the final liquidating distribution, (ii) the close of business on the date on which the remaining assets of the Company are transferred to the Trust or (iii) the date on which the Company files its Certificate of Dissolution, and thereafter certificates representing Class A Common Stock or Class B Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

6.    If any distribution to a Stockholder cannot be made, whether because the Stockholder cannot be located, has not surrendered its certificates evidencing the Class A Common Stock or Class B Common Stock as required hereunder or for any other reason, the distribution to which such Stockholder is entitled (unless transferred to the Trust established pursuant to Section 7 hereof) shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such Stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

7.    If deemed necessary, appropriate or desirable by the Board of Directors, in its absolute discretion, in furtherance of the liquidation and distribution of the Company’s assets to the Stockholders, as a final liquidating distribution or from time to time, the Company shall transfer to one or more liquidating trustees, for the benefit of the Stockholders (the “Trustees”), under a liquidating trust (the “Trust”), any assets of the Company which are (i) not reasonably susceptible to distribution to the Stockholders, including without limitation non-cash assets and assets held on behalf of the Stockholders (a) who cannot be located or who do not tender their certificates evidencing the Class A Common Stock or Class B Common Stock to the Company or its agent as herein above required or (b) to whom distributions may not be made based upon restrictions under contract or law, including, without limitation, restrictions of the federal securities laws and regulations promulgated thereunder or (ii) held as the Contingency Reserve. If assets are transferred to the Trust, each Stockholder on the Final Record Date shall receive an interest (an “Interest”) in the Trust pro rata to its interest in the outstanding Class A Common Stock or Class B Common Stock on that date. All distributions from the Trust will be made pro rata in accordance with the Interests. The Interests shall not be transferable except by operation of law or upon death of the recipient. The Board of Directors is hereby authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Company, to act as the initial Trustee or Trustees for the benefit of the Stockholders and to receive any assets of the Company. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to the Stockholders for the purposes of Section 4 of this Plan. Any such conveyance to the Trustees shall be in trust for the Stockholders of the Company. The Company, subject to this Section 7 and as authorized by the Board of Directors, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board of Directors, in its absolute discretion, may deem necessary, appropriate or desirable. Adoption of this Plan by the holders of a majority in voting power of the outstanding Class A Common Stock or Class B Common Stock shall constitute the approval of the Stockholders of any such appointment and any such liquidating trust agreement as their act and as a part hereof as if herein written.

8.    Whether or not a Trust shall have been previously established pursuant to Section 7, in the event it should not be feasible for the Company to make the final distribution to the Stockholders of all assets and properties of the Company prior to the third anniversary of the Liquidation Date (such third anniversary being referred to as the “Final Distribution Date”), then, on or before such date, the Company shall be required to establish a Trust and transfer any remaining assets and properties (including, without limitation, any uncollected claims, contingent assets and the Contingency Reserve) to the Trustees as set forth in Section 7.

9.    Adoption of this Plan by holders of a majority of the outstanding Common Stock shall constitute the approval of the Stockholders of the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition which are conditioned on adoption of this Plan.

10.    In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

11.    In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay to the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Adoption of this Plan by the holders of a majority in voting power of the outstanding Class A Common Stock or Class B Common Stock shall constitute the approval of the Stockholders of the payment of any such compensation.

12.    The Company shall indemnify its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation, by-laws and any contractual arrangements, for actions taken in connection with this Plan and the winding up of the affairs of the Company. The Company’s obligation to indemnify such persons may also be satisfied out of the assets of the Trust. The Trust will similarly be authorized to indemnify the Trustees and any employees, agents or representatives of the Trust for actions taken in connection with the operations of the Trust. Any claims arising in respect of such indemnification will be satisfied out of the assets of the Trust. The Board of Directors and the Trustees, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company’s obligations hereunder.

13.    Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Stockholders, the Board of Directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the Stockholders to the extent permitted by the General Corporation Law.

14.    The Board of Directors of the Company is hereby authorized, without further action by the Stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

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